Exhibit 10.1

Receivables Sale Agreement
Dated as of September 26, 2007
among
Tronox Funding LLC,
as the Seller,
Tronox Worldwide LLC,
as the Initial Collection Agent,
ABN AMRO Bank N.V.,
as the Agent,
the Committed Purchasers
from time to time party hereto,
and
Amsterdam Funding Corporation

Table of Contents
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Schedules	Description

Schedule I	Definitions
Schedule II	Liquidity Providers and Commitments of Committed Purchasers
Schedule III	Notice Information
Schedule 4.1	Material Litigation

Exhibits	Description

Exhibit A	Form of Incremental Purchase Request
Exhibit B	Form of Notification of Assignment to the Conduit from the Committed Purchasers
Exhibit C	Form of Periodic Report
Exhibit D	Addresses and Names of Seller and Originators
Exhibit E	[Reserved]
Exhibit F	Lock-Boxes and Lock-Box Banks
Exhibit G	Credit and Collection Policy
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Receivables Sale Agreement
    Receivables Sale Agreement, dated as of September 26, 2007, among Tronox Funding LLC, a Delaware limited liability company, as Seller (the “Seller”), Tronox Worldwide LLC, a Delaware limited liability company, as initial Collection Agent (the “Initial Collection Agent,” and, together with any successor thereto, the “Collection Agent”), ABN AMRO Bank N.V., as agent for the Purchasers (the “Agent”), the committed purchasers party hereto (the “Committed Purchasers”), and Amsterdam Funding Corporation (the “Conduit”). Certain capitalized terms used herein, and certain rules of construction, are defined in Schedule I. The Committed Purchasers and the Commitments of the Committed Purchasers are listed on Schedule II.
The parties hereto agree as follows:
Article I
Purchases from Seller and Settlements
Section 1.1. Sales.
    (a) The Sold Interest. Subject to the terms and conditions hereof, the Seller may, from time to time before the Maturity Date, sell to the Conduit or, only if the Conduit declines to make the applicable purchase, ratably to the Committed Purchasers an undivided percentage ownership interest in the Receivables, the Related Security and all related Collections. Any such purchase (a “Purchase”) shall be made by each relevant Purchaser remitting funds to the Seller, through the Agent, pursuant to Section 1.1(c) or by the Collection Agent remitting Collections to the Seller pursuant to Section 1.1(d). The aggregate percentage ownership interest so acquired by a Purchaser in the Receivables, the Related Security and related Collections (its “Purchase Interest”) equals at any time the sum of the following percentages:
I+PRP — NR
where:
I = the outstanding Investment of such Purchaser at such time;
NR = the Net Receivables Balance at such time plus any Collections on Eligible Receivables that have not yet been applied to reduce Investment pursuant to Section 2.3; and
PRP = the Purchaser Reserve Percentage of such Purchaser at such time.
Except during a Liquidation Period for a Purchaser, such Purchaser’s Purchase Interest will change whenever its Investment, its Purchaser Reserve Percentage or the Eligible Receivables

Balance changes. During a Liquidation Period for a Purchaser its Purchase Interest shall remain constant at the percentage in effect as of the day immediately preceding the commencement of the relevant Liquidation Period, except for redeterminations to reflect Investment acquired from or transferred to another Purchaser hereunder or under the Transfer Agreement. The sum of all Purchasers’ Purchase Interests at any time is referred to herein as the “Sold Interest,” which at any time is the aggregate percentage ownership interest then held by the Purchasers in the Receivables, the Related Security and Collections.
   (b) Conduit Purchase Option and Other Purchasers’ Commitments. Subject to Section 1.1(d) concerning Reinvestment Purchases, at no time will the Conduit have any obligation to make a Purchase. Each purchaser listed on Schedule II hereto (together, the “Committed Purchasers” and each, a “Committed Purchaser”) severally hereby agrees, subject to Section 7.2 and the other terms and conditions hereof (including, in the case of an Incremental Purchase (as defined below), that the Conduit has refused to make all or part of a requested Purchase), to make Purchases before the Maturity Date, based on its Ratable Share of each Purchase, to the extent its Investment would not thereby exceed its Commitment, the Aggregate Investment would not thereby exceed the Purchase Limit, and the Matured Aggregate Investment would not thereby exceed the Aggregate Commitment. Each Purchaser’s first Purchase and each additional Purchase by such Purchaser not made from Collections pursuant to Section 1.1(d) is referred to herein as an “Incremental Purchase” and the amount thereof as an “Incremental Purchase Amount.” Each Purchase made by a Purchaser with the proceeds of Collections in which it has a Purchase Interest, which does not increase the outstanding Investment of such Purchaser, is referred to herein as a “Reinvestment Purchase.”
    (c) Incremental Purchases. In order to request an Incremental Purchase from a Purchaser, the Seller must provide to the Agent an irrevocable written request substantially in the form of Exhibit A, by (i) 10:00 a.m. (Chicago time) three Business Days before the requested date (the “Purchase Date”) of such Purchase, in the case of each Purchase by the Conduit, (ii) 10:00 a.m. (Chicago time) three Business Days before the Purchase Date in the case of each Purchase by the Committed Purchasers that is to accrue Discount at the Eurodollar Rate and (iii) 10:00 a.m. (Chicago time) on the Purchase Date in the case of each Purchase by the Committed Purchasers that is to accrue Discount at the Prime Rate, or, in each of the foregoing cases, such later time or day as the Conduit or the Committed Purchasers, as applicable, may agree. Each such notice shall specify the requested Purchase Date (which must be a Business Day) and the requested amount (the “Purchase Amount”) of such Purchase, which must be in a minimum amount of $1,000,000 and multiples thereof (or, if less, an amount equal to the Maximum Incremental Purchase Amount). An Incremental Purchase may only be requested from the Conduit unless the Conduit, in its sole discretion, determines not to make such Incremental Purchase, in which case the Seller may request such Incremental Purchase from the Committed Purchasers. The Agent shall promptly notify each Purchaser from which the Purchase is requested of the contents of any such request. If the Conduit determines, in its sole discretion, to make all or any portion of the requested Purchase, the Conduit shall transfer to the Agent’s Account the Purchase Amount (or portion thereof) on the requested Purchase Date. If the Conduit determines, in its sole discretion, not to make all or any portion of a requested Purchase and the Seller requests the Incremental Purchase from the Committed Purchasers, subject to Section 7.2 and the other terms and conditions hereof, each Committed Purchaser shall transfer its Ratable Share of that portion of the requested Purchase Amount not funded by the Conduit into the Agent’s Account by no later than 12:00 noon (Chicago time) on the Purchase Date (which, in the case of a Purchase that is to accrue Discount at the Eurodollar Rate, in no event will be earlier than three Business Days after such request is made to the Committed Purchasers). The Agent shall transfer to the Seller Account the proceeds of any Incremental Purchase delivered into the Agent’s Account. Notwithstanding anything contained herein to the contrary, during the Term-Out Period all Incremental Purchases to be made by the Committed Purchasers shall be made from funds available therefor in the Cash Collateral Account.
   (d) Reinvestment Purchases. Unless the Conduit has provided to the Agent, the Seller, and the Collection Agent a notice (which notice has not been revoked by the Conduit) that it no longer wishes to make Reinvestment Purchases (in which case the Conduit’s Reinvestment Purchases, but not those of the Committed Purchasers, will cease), on each day before the Termination Date that any Collections are received by the Collection Agent and no Interim Liquidation is in effect, a Purchaser’s Purchase Interest in such Collections shall automatically be used to make a Reinvestment Purchase by such Purchaser. The Conduit may revoke any notice provided under the first sentence of this Section 1.1(d) by notifying the Agent, the Seller, and the Collection Agent that it will resume making Reinvestment Purchases. Notwithstanding the foregoing, the Seller and each Committed Purchaser agree that, during the Term-Out Period, such Purchaser’s Purchase Interest in any Collections received by the Collection Agent when an Interim Liquidation is in effect, shall automatically be deposited in the Cash Collateral Account.
   Section 1.2. Interim Liquidations. (a) Optional. The Seller may at any time direct that Reinvestment Purchases cease and that an Interim Liquidation commence from Collections and amounts available pursuant to Section 1.7 for all Purchasers by giving the Agent and the Collection Agent at least three Business Days’ prior written notice specifying the date on which the Interim Liquidation will commence and, if desired, when such Interim Liquidation will cease (identified as a specific date prior to the Maturity Date or as when the Aggregate Investment is reduced to a specified amount). If the Seller does not so specify the date on which an Interim Liquidation shall cease, it may cause such Interim Liquidation to cease at any time before the Maturity Date, subject to Section 1.2(b) below, by giving the Agent and the Collection Agent at least three Business Days’ prior written notice before the date on which it desires such Interim Liquidation to cease.
   (b) Mandatory. If at any time before the Maturity Date any condition in Section 7.2 is not fulfilled, Reinvestment Purchases will cease and an Interim Liquidation will commence, which will cease only upon the Seller confirming to the Agent that the conditions in Section 7.2 are fulfilled.
   Section 1.3. Selection of Discount Rates and Tranche Periods. (a) The Conduit. The Conduit’s Investment will accrue Funding Charges for each day on which it is outstanding. On each Settlement Date the Seller shall pay to the Agent (for the benefit of the Conduit) an aggregate amount equal to all accrued and unpaid Funding Charges in respect of such Investment for the immediately preceding Discount Period. The Agent shall allocate the Investment of the Conduit to Tranche Periods in its sole discretion.
   (b) Committed Purchasers. All Investment of the Committed Purchasers will be allocated to one or more Tranches reflecting the Discount Rates at which such Investment accrues Discount and the Tranche Periods for which such Discount Rates apply. In each request for an Incremental Purchase from the Committed Purchasers and three Business Days before the expiration of any Tranche Period applicable to any Committed Purchaser’s Investment, the Seller may request the Tranche Period(s) to be applicable to such Investment and the Discount Rate(s) applicable thereto. All Investment of the Committed Purchasers may accrue Discount at either the Eurodollar Rate or the Prime Rate, in all cases as established for each Tranche Period applicable to such Investment. Any Investment of the Committed Purchasers not allocated to a Tranche Period will be a Prime Tranche. For so long as a Termination Event has occurred and is continuing, the Agent may reallocate any outstanding Investment of the Committed Purchasers to a Prime Tranche. All Discount accrued on the Investment of the Committed Purchasers during a Tranche Period shall be payable by the Seller on the last day of such Tranche Period. If, by the time required by this Section 1.3(b), the Seller fails to select a Discount Rate or Tranche Period for any Investment of the Committed Purchasers, such amount of Investment will automatically accrue Discount at the Prime Rate for a three Business Day Tranche Period. Any Investment purchased from the Conduit pursuant to the Transfer Agreement will accrue interest at the Prime Rate and have an initial Tranche Period of three Business Days.
    (c) If the Agent or any Committed Purchaser determines (i) that maintenance of any Eurodollar Tranche would violate any applicable law or regulation, (ii) that deposits of a type and maturity appropriate to match fund any of such Committed Purchaser’s Eurodollar Tranches are not available or (iii) that the maintenance of any Eurodollar Tranche will not adequately and fairly reflect the cost of such Committed Purchaser of funding Eurodollar Tranches, then the Agent, upon the direction of such Committed Purchaser, shall suspend the availability of future Eurodollar Tranches until such time as the Agent or applicable Committed Purchaser provides notice that the circumstances giving rise to such suspension no longer exist, and, if required by any applicable law or regulation, terminate any outstanding Eurodollar Tranche so affected. All Investment allocated to any such terminated Eurodollar Tranche shall be reallocated to a Prime Tranche.
   Section 1.4. Fees and Other Costs and Expenses. (a) The Seller shall pay to the Agent for the ratable benefit of the Committed Purchasers, such amounts as agreed to with the Committed Purchasers and the Agent in the Fee Letter.
   (b) If (i) the amount of the Conduit’s Investment is reduced (other than as a result of a Put) on any date other than the last day of a CP Tranche, (ii) the amount of Investment allocated to any Eurodollar Tranche is reduced on any day other than the last day of its Tranche Period or (iii) if a requested Incremental Purchase at the Eurodollar Rate does not take place on its scheduled Purchase Date, the Seller shall pay the Early Payment Fee to each Purchaser that had its Investment so reduced or scheduled Purchase not made.
    (c) Investment, Discount and Funding Charges are not recourse obligations of the Seller and shall be payable solely from Collections and from amounts payable under Sections 1.5, 1.7 and 6.1 (to the extent amounts paid under Section 6.1 indemnify against reductions in or non-payment of Receivables). The Seller shall pay, as a full recourse obligation, all other amounts payable hereunder.
   (d) Notwithstanding anything in this Agreement to the contrary, in no event will the Funding Charges or Discount charged and payable hereunder exceed any maximum interest rate imposed by applicable law or regulation.
   Section 1.5. Maintenance of Sold Interest; Deemed Collection. (a) General. If at any time before the Maturity Date the Eligible Receivables Balance is less than the sum of the Aggregate Investment (or, if a Termination Event exists, the Matured Aggregate Investment) plus the Aggregate Reserve, the Seller shall pay to the Agent an amount equal to such deficiency for application to reduce the Investments of the Purchasers ratably in accordance with the principal amount of their respective Investments, applied first to Prime Tranches and second to the other Tranches with the shortest remaining maturities unless otherwise specified by the Seller.
   (b) Deemed Collections. If on any day the Outstanding Balance of a Receivable is reduced or cancelled as a result of any defective or rejected goods or services, any cash discount or adjustment (including any adjustment resulting from the application of any special refund or other discounts or any reconciliation), any setoff or credit (whether such claim or credit arises out of the same, a related, or an unrelated transaction) or other reason not arising from the financial inability of the Obligor to pay undisputed indebtedness, the Seller shall be deemed to have received on such day a Collection on such Receivable in the amount of such reduction or cancellation. If on any day any representation, warranty, covenant or other agreement of the Seller related to a Receivable is not true or is not satisfied, the Seller shall be deemed to have received on such day a Collection in the amount of the Outstanding Balance of such Receivable. All such Collections deemed received by the Seller under this Section 1.5(b) shall be remitted by the Seller to the Collection Agent in accordance with Section 5.1(i).
    (c) Adjustment to Sold Interest. At any time before the Termination Date that the Seller is deemed to have received any Collection under Section 1.5(b) (“Deemed Collections”) that derives from a Receivable that is otherwise reported as an Eligible Receivable, so long as no Liquidation Period then exists, the Seller may satisfy its obligation to deliver the amount of such Deemed Collections to the Collection Agent by instead notifying the Agent that the Sold Interest should be recalculated by decreasing the Net Receivables Balance by the amount of such Deemed Collections, so long as such adjustment does not cause the Sold Interest to exceed 100%.
   (d) Receivables Retransfers. If the Agent receives Deemed Collections or if an adjustment is made to the Sold Interest pursuant to Section 1.5(c) that in either case equals or exceeds the Outstanding Balance of any Receivable, the Seller may request that the Agent, on behalf of the Purchasers, reconvey to the Seller all right, title and interest of such Purchasers in and to such Receivable, the Related Security, all Collections receivable in respect thereof and all rights with respect thereto under the Purchase Agreement that have previously been conveyed hereunder (directly or indirectly) to the Purchasers, and the Agent shall, promptly following such request, effect such transfer to the Seller. Each transfer made by the Agent under this Section 1.5(d) will be without recourse, representation or warranty, express or implied, of any type or kind on the part of the Agent and the Purchasers. The Seller shall bear all costs and expenses incurred by the Agent or any Purchaser in effecting any such transfer to the Seller.
   Section 1.6. Reduction in Commitments. The Seller may, upon thirty days’ notice to the Agent, reduce the Aggregate Commitment in increments of $1,000,000, so long as the Aggregate Commitment as so reduced is no less than the Matured Aggregate Investment. Each such reduction in the Aggregate Commitment will reduce the Commitment of each Committed Purchaser in accordance with its Ratable Share and will reduce the Purchase Limit so that the Aggregate Commitment remains at least 102% of the Purchase Limit and the Purchase Limit is no less than the outstanding Aggregate Investment.
   Section 1.7. Optional Repurchases. At any time that the Aggregate Investment is less than 10% of the Aggregate Commitment in effect on the date hereof, the Seller may, upon ten days’ notice to the Agent, repurchase the entire Sold Interest from the Purchasers at a price equal to the outstanding Matured Aggregate Investment and all other amounts then owed hereunder. The Seller must use amounts obtained through a capital contribution by its member to effectuate such repurchase.
   Section 1.8. Security Interest. (a) The Seller hereby grants to the Agent, for its own benefit and for the ratable benefit of the Purchasers, a security interest in its right, title and interest in, to and under all Receivables, Related Security, Collections, Lock-Box Accounts and the Purchase Agreement to secure the payment of all amounts other than Investment owing hereunder and (to the extent of the Sold Interest) to secure the repayment of all Investment. The Seller and Collection Agent shall hold in trust for the benefit of the Persons entitled thereto any Collections received pending their application pursuant to Section 1.1(c), Section 2.3 or Article III hereof. After the occurrence of a Termination Event, the Seller and Collection Agent shall not, without the prior written consent of the Instructing Group, distribute any Collections to any Person (whether as payment on the Subordinated Notes or otherwise) other than the Agent and the Purchasers (and to the Collection Agent, in payment of the Collection Agent Fee to the extent permitted hereunder) until all amounts owed under the Transaction Documents to the Agent and the Purchasers are indefeasibly paid in full.
   (b) The Seller hereby assigns and otherwise transfers to the Agent (for the benefit of the Agent, each Purchaser and any other Person to whom any amount is owed hereunder), all of the Seller’s rights under the Purchase Agreement but only to the extent that they relate to such Receivables, the Related Security and the indemnification and payment obligations of each Originator thereunder. The Seller shall prepare, file and record all financing statements, continuation statements and other documents required to perfect or protect such assignment. This assignment includes (a) all monies due and to become due to the Seller from each Originator under or in connection with the Purchase Agreement with respect to any Receivable sold hereunder (including fees, expenses, costs, indemnities and damages for the breach of any obligation or representation related to such Receivable) and (b) all rights, remedies, powers, privileges and claims of the Seller against each Originator under or in connection with the Purchase Agreement. All provisions of the Purchase Agreement inure to the benefit of, and may be relied upon by, the Agent, each Purchaser and each such other Person. At any time when a Termination Event has occurred and is continuing, the Seller shall only exercise its rights and remedies under the Purchase Agreement in accordance with the instructions of the Agent, but without any obligation on the part of the Agent, any Purchaser or any other such Person to perform any of the obligations of the Seller under the Purchase Agreement (or the promissory note executed thereunder). All amounts distributed to the Seller under the Purchase Agreement from Receivables sold to the Seller thereunder constitute Collections hereunder and shall be applied in accordance herewith.
    (c) This agreement is a security agreement for purposes of the UCC. Upon the occurrence of a Termination Event, the Agent will have all rights and remedies provided under the UCC as in effect in all applicable jurisdictions.
   Section 1.9. Extension of Scheduled Termination Date. No later than 60 days prior to the Scheduled Termination Date the Seller may request in a written notice to the Agent that the Scheduled Termination Date then in effect be extended by three hundred sixty-four (364) days. The Agent will promptly inform each Committed Purchaser of any such request and each Committed Purchaser shall notify the Agent in writing no later than 30 days after its receipt of such notice whether such Committed Purchaser agrees to such extension (each such Committed Purchaser agreeing to such extension being a “Consenting Committed Purchaser”). In the event that a Committed Purchaser shall fail timely to so notify the Agent whether it agrees to such extension, such Committed Purchaser shall be deemed to have refused to grant the requested extension. Upon receipt by the Agent of the consent to such extension of all the Committed Purchasers no later than 30 days after its receipt of such notice, the Scheduled Termination Date shall be automatically extended an additional three hundred sixty-four (364) days. If the Instructing Group consents to such extension but fewer than all the Committed Purchasers so consent, and if the Seller still desires to extend the Scheduled Termination Date, the Seller may seek to replace any Committed Purchaser that is a non-Consenting Committed Purchaser pursuant to Section 9.8.
    If the Seller and all the Committed Purchasers do not agree to the extension and each non-Consenting Committed Purchaser is not replaced, and the event that the Seller does not activate the Term-Out Option set forth in Section 1.10 below, the Scheduled Termination Date shall take place as scheduled. If the Scheduled Termination Date is extended, any non-Consenting Committed Purchaser shall be replaced on the effective date of the assignment as set forth above and all amounts owing to such Committed Purchaser hereunder shall, on such effective date, be paid in full pursuant to the terms of Section 9.8 hereof.
    Notwithstanding anything contained herein to the contrary, any extension of the Scheduled Termination Date or Maturity Date to a date beyond September 22, 2010, is subject to the approval of all Purchasers.
  Section 1.10. Term-Out Option. (a) If the Seller has requested an extension of the Scheduled Termination Date pursuant to Section 1.9 but all of the Committed Purchasers do not agree to such extension, then the Seller may, in its sole discretion, make effective for all purposes herein clause (b), rather than clause (a), of the definition of “Maturity Date” set forth in Schedule I hereto by providing written notice (the “Term-Out Activation Notice”) thereof to the Agent not later than 10 Business Days prior to the

Scheduled Termination Date. In the event the Seller so exercises the Term-Out Option as aforesaid, the Scheduled Termination Date shall constitute the “Cash Secured Purchase Commencement Date”; provided that the Cash Secured Purchase Commencement Date shall occur on such date if, but only if, (i) the Termination Date shall not have occurred on or prior to such date and (ii) no Termination Event exists on such date and no Potential Termination Event exists on such date.
   (b) Making Purchases After the Cash Secured Purchase Commencement Date. At least five (5) Business Days prior to the Cash Secured Purchase Commencement Date, the Seller shall notify the Agent if the Seller wishes the Committed Purchasers to make the deposits described in this Section. Following such notice, on the Cash Secured Purchase Commencement Date, each Committed Purchaser shall, and severally agrees to, make a deposit in the Cash Collateral Account in Dollars in an amount equal to the excess of (i) such Committed Purchaser’s Commitment over (ii) the outstanding Investment held by such Committed Purchaser on such date.
Article II
Sales to and from the Conduit; Allocations
   Section 2.1. Required Purchases from the Conduit. (a) The Conduit may, at any time sell to the Committed Purchasers pursuant to the Transfer Agreement any percentage designated by the Conduit of the Conduit’s Investment and its related Conduit Settlement (each, a “Put”).
   (b) Any portion of the Conduit’s Investment and related Conduit Settlement purchased by a Committed Purchaser will be considered part of such Purchaser’s Investment and related Conduit Settlement from the date of the relevant Put. Immediately upon any purchase by the Committed Purchasers of any portion of the Conduit’s Investment, the Seller shall pay to the Agent (for the ratable benefit of such Purchasers) an amount equal to the sum of (i) the Assigned Conduit Settlement, (ii) all accrued and unpaid Discount owed to the Conduit (whether or not then due) to the end of each applicable Tranche Period to which any portion of the Conduit’s Investment being Put has been allocated, (iii) the pro rata portion of all accrued but unpaid fees (whether or not then due) payable to the Conduit in connection herewith at the time of such purchase and (iv) a pro rata portion of all accrued and unpaid costs, expenses and indemnities due to the Conduit from the Seller in connection herewith.
(c) Until used to pay commercial paper, all proceeds of any Put pursuant to this Section shall be invested by the Agent in Permitted Investments. All earnings on such Permitted Investments shall be promptly remitted by the Agent to the Seller.
   Section 2.2. Purchases by the Conduit. The Conduit may at any time deliver to the Agent and each Committed Purchaser a notification of assignment in substantially the form of Exhibit B. If the Conduit delivers such notice, each Committed Purchaser shall sell to the Conduit and the Conduit shall purchase in full from each Committed Purchaser, the Investment of the Committed Purchasers on the last day of the relevant Tranche Periods, at a purchase price equal to such Investment plus accrued and unpaid Discount thereon. Any sale from any Committed Purchaser to the Conduit pursuant to this Section 2.2 shall be without recourse, representation or warranty except for the representation and warranty that the Investment sold by such Committed Purchaser is free and clear of any Adverse Claim created or granted by such Committed Purchaser and that such Committed Purchaser has not suffered a Bankruptcy Event.
Section 2.3. Allocations and Distributions.
    (a) Settlement Dates. On the Business Day following each Deposit Date occurring prior to the Termination Date (unless an Interim Liquidation is in effect), the Collection Agent shall set aside from Collections the amounts necessary to make all distributions to the Agent, the Purchasers and the Collection Agent required by this Section 2.3(a) with respect to the next succeeding Settlement Date. The balance of such Collections shall be released to the Seller on a daily basis. On each Settlement Date prior to the Termination Date (unless an Interim Liquidation is in effect), all Collections so set aside during the preceding Settlement Period shall be applied where applicable by the Collection Agent (or, if the Agent is then in control of any Collections, by the Agent) in the following order:
    (i) to the Collection Agent, an amount equal to the Collection Agent Fee due and payable on such date;
    (ii) all fees and other amounts due and payable to the Agent under the Transaction Documents;
    (iii) ratably to the Purchasers, all Funding Charges and Discount due and payable on such; date provided, however, that if such date occurs during the Term-Out Period, the Committed Purchaser’s Ratable Share of such Collections shall be deposited in the Cash Collateral Account for application on or after the Maturity Date in accordance with Section 3.10;
    (iv) ratably to the Purchasers, all other amounts due and payable to the Purchasers under the Transaction Documents; and
(v) to the Seller.
On the last day of each Tranche Period for a Eurodollar Tranche or Prime Tranche, the Collection Agent (or, if the Agent is then in control of any Collections, the Agent) shall pay Discount due and payable to such Committed Purchasers from amounts set aside for such purpose pursuant to Section 3.2(a).
    If any part of the Sold Interest in any Collections is applied to pay any amounts that are recourse obligations of the Seller pursuant to Section 1.4(c) and after giving effect to such application the Sold Interest is greater than 100%, the Seller shall pay, as a recourse obligation for distribution as part of the Sold Interest in Collections, to the Collection Agent the amount so applied to the extent necessary so that after giving effect to such payment the Sold Interest is no greater than 100%.
   (b) Maturity Date and Interim Liquidations. On each day during any Interim Liquidation and on each day on and after the Maturity Date, the Collection Agent shall set aside and hold in trust solely for the account of the Agent, for the benefit of the Agent and the Purchasers, (or deliver to the Agent, if so instructed pursuant to Section 3.2(a)) the Sold Interest in all Collections received on such day and such Collections shall be allocated in the follow order:
    (i) to the Collection Agent until all amounts owed to the Collection Agent under the Agreement have been paid in full;
(ii) to the Agent until all amounts owed to the Agent have been paid in full;
    (iii) to the Purchasers until all amounts owed to the Purchasers have been paid in full;
    (iv) to any other Person (other than the Seller, the Collection Agent or an Originator) to whom any amounts are owed under the Transaction Documents until all such amounts have been paid in full; and
(v) to the Seller.
On the last day of each Tranche Period (unless otherwise instructed by the Agent pursuant to Section 3.2(a)), the Collection Agent shall deposit into the Agent’s Account, from such set aside Collections, all Investment, Discount and Funding Charges allocated to such Tranche Period and all Tranche Periods that ended before such date that are payable in accordance with clause (iii) above. No distributions will be made to pay amounts under clauses (iv) and (v) until sufficient Collections have been set aside to pay all outstanding amounts described in clauses (i) through (iii). All other amounts described in clauses (i) through (iii) above shall be paid when due. All distributions by the Agent shall be made ratably within each priority level in accordance with the respective amounts then due each Person included in such level unless otherwise agreed by the Agent and all Purchasers. If any part of the Sold Interest in any Collections is applied to pay any amounts payable hereunder that are recourse obligations of the Seller pursuant to Section 1.4(c) and after giving effect to such application the Sold Interest is greater than 100%, the Seller shall pay, as a recourse obligation for distribution in respect of each applicable Purchaser’s Investment as part of the Sold Interest in Collections, to the Collection Agent the amount so applied to the extent necessary so that after giving effect to such payment the Sold Interest is no greater than 100%.
    (c) Cash Collateral Account Proceeds. On the Termination Date if the Term-Out Period has occurred, the Agent shall: (i) convert the Cash Collateral that does not constitute cash into cash proceeds and (ii) use the Cash Collateral to pay to each Committed Purchaser, ratably according to the respective outstanding principal amounts of their respective Cash Secured

Investments, for application, first, the outstanding principal amounts of the Cash Secured Investments and second, the unpaid accrued interest on the Cash Secured Investments (to the extent such funds are available therefor).
Article III
Administration and Collections
   Section 3.1. Appointment of Collection Agent. (a) The servicing, administering and collecting of the Receivables shall be conducted by a Person (the “Collection Agent”) designated to so act on behalf of the Purchasers under this Article III. As the Initial Collection Agent, Tronox Worldwide LLC is hereby designated as, and agrees to perform the duties and obligations of, the Collection Agent. The Initial Collection Agent acknowledges that the Agent and each Purchaser have relied on the Initial Collection Agent’s agreement to act as Collection Agent (and the agreement of any of the sub-collection agents to so act) in making the decision to execute and deliver this Agreement and agrees that it will not voluntarily resign as Collection Agent nor permit any sub-collection agent to voluntarily resign as a sub-collection agent unless required by law to so resign. At any time after the occurrence of a Termination Event, the Agent may designate a new Collection Agent to succeed Tronox Worldwide LLC (or any successor Collection Agent).
   (b) The Initial Collection Agent may delegate its duties and obligations as Collection Agent to an Affiliate of the Initial Collection Agent (acting as a sub-collection agent). Notwithstanding such delegation, the Initial Collection Agent will remain primarily liable for the performance of the duties and obligations so delegated, and the Agent and each Purchaser shall have the right to look solely to the Initial Collection Agent for such performance. The Agent may at any time after the occurrence of a Termination Event remove or replace any sub-collection agent.
    (c) If replaced, the Collection Agent agrees it will terminate, and will cause each existing sub-collection agent to terminate, its collection activities in a manner requested by the Agent to facilitate the transition to a new Collection Agent. The Collection Agent shall cooperate with and assist any new Collection Agent (including providing access to, and transferring, all Records and allowing (to the extent permitted by applicable law and contract) the new Collection Agent to use all licenses, hardware or software necessary or desirable to collect the Receivables). The Initial Collection Agent irrevocably agrees to act (if requested to do so) as the data-processing agent for any new Collection Agent in substantially the same manner as the Initial Collection Agent conducted such data-processing functions while it acted as the Collection Agent in exchange for a fee to be agreed upon by the Agent and the Initial Collection Agent.
   Section 3.2. Duties of Collection Agent. (a) The Collection Agent shall take, or cause to be taken, all action necessary or advisable to collect each Receivable in accordance with this Agreement, the Credit and Collection Policy and all applicable laws, rules and regulations using the skill and attention the Collection Agent exercises in collecting other receivables or obligations owed solely to it; provided, however, that the Collection Agent may not sell any Receivables other than to the extent explicitly required by this Agreement or the Purchase Agreement. The Collection Agent shall, in accordance herewith, set aside all Collections to which a Purchaser is entitled and pay from such Collections all Funding Charges and Discount when due under Section 2.3. If so instructed by the Agent, after the occurrence of a Termination Event, the Collection Agent shall transfer to the Agent the amount of Collections to which the Agent and the Purchasers are entitled by the second Business Day following receipt. Each party hereto hereby appoints the Collection Agent to enforce such Person’s rights and interests in the Receivables, but (notwithstanding any other provision in any Transaction Document) the Agent shall at all times after the occurrence of a Termination Event have the sole right to direct the Collection Agent to commence or settle any legal action to enforce collection of any Receivable.
   (b) If no Termination Event has occurred and is continuing and the Collection Agent determines that such action is appropriate in order to maximize the Collections, the Collection Agent may, in accordance with the Credit and Collection Policy, extend the maturity of any Receivable or adjust the Outstanding Balance of any Receivable. Any such extension or adjustment will not alter the status of a Receivable as a Defaulted Receivable or Delinquent Receivable or limit any rights of the Agent or the Purchasers hereunder. If a Termination Event has occurred and is continuing, the Collection Agent may make material extensions or adjustments to such Receivables only with the prior consent of the Instructing Group or as required by law.
    (c) The Collection Agent shall transfer (i) to the Seller any percentage of Collections in excess of the Sold Interest, less all reasonable costs and expenses of the Collection Agent or its agent for servicing, collecting and administering the Receivables and (ii) to each Originator, subject to Section 1.5(d), the collections and records for any indebtedness owed to each Originator that is not a Receivable. The Collection Agent shall have no obligation to remit any such funds or records to the Seller or either Originator, as applicable, until the Collection Agent receives evidence (satisfactory to the Agent) that the Seller or either Originator, as applicable is entitled to such items. The Collection Agent has no obligations concerning indebtedness that is not a Receivable other than to deliver the collections and records for such indebtedness to the Seller when required by this Section 3.2(c).
   (d) The Collection Agent shall take all actions necessary to maintain the perfection and priority of the security interest of the Agent in the Receivables.
    (e) The Collection Agent shall take all actions necessary to ensure that no Collections are applied for any purpose on dates other than Settlement Dates hereunder unless after taking into account such application the Net Receivables Balance exceeds the sum of the Aggregate Investment plus the Aggregate Reserve on such dates.
   Section 3.3. Reports. On or before each Reporting Date, and at such other times covering such other periods as is requested by the Agent or the Instructing Group, the Collection Agent shall deliver to the Agent a report reflecting information as of the close of business of the Collection Agent for the immediately preceding Settlement Period or such other preceding period as is requested (each a “Periodic Report”), containing the information described on Exhibit C (with such modifications or additional information as reasonably requested by the Agent or the Instructing Group).
   Section 3.4. Lock-Box Arrangements. The Agent is hereby authorized to give notice at any time after the occurrence of a Termination Event to any or all Lock-Box Banks that the Agent is exercising its rights under the Lock-Box Letters and to take all actions permitted under the Lock-Box Letters. The Seller agrees to take any action requested by the Agent to facilitate the foregoing. After the Agent takes any such action under the Lock-Box Letters, the Seller shall immediately deliver to the Agent any Collections received by the Seller comprising part of the Sold Interest. If the Agent takes control of any Lock-Box Account, the Agent shall distribute Collections it receives in accordance herewith and shall deliver to the Collection Agent, for distribution under Section 3.2, all other amounts it receives from such Lock-Box Account.
   Section 3.5. Enforcement Rights. (a) The Agent may at any time after the occurrence of a Termination Event direct the Obligors and the Lock-Box Banks to make all payments on the Receivables (and pursuant to the Lock-Box Letters, the Lock-Box Banks to remit all Collections) directly to the Agent or its designee. The Agent may, and the Seller shall at the Agent’s request, withhold the identity of the Purchasers from the Obligors and Lock-Box Banks unless required by law to do otherwise. Upon the Agent’s request after the occurrence of a Termination Event, the Collection Agent on behalf of the Seller (at the Seller’s expense) shall (i) give notice to each Obligor of the Agent’s ownership of the Sold Interest and direct that payments on Receivables be made directly to the Agent or its designee, (ii) assemble for the Agent all Records and collateral security for the Receivables and the Related Security and transfer to the Agent (or its designee), or (to the extent permitted by applicable law and contract) license to the Agent (or its designee) the use of, all software useful to collect the Receivables and (iii) segregate in a manner acceptable to the Agent all Collections the Seller receives and, promptly upon receipt, remit such Collections in the form received, duly endorsed or with duly executed instruments of transfer, to the Agent or its designee.
   (b) After the occurrence of a Termination Event, the Seller hereby irrevocably appoints the Agent as its attorney-in-fact coupled with an interest, with full power of substitution and with full authority in the place of the Seller, to take any and all steps deemed desirable by the Agent, in the name and on behalf of the Seller to (i) collect any amounts due under any Receivable, including endorsing the name of the Seller on checks and other instruments representing Collections and enforcing such Receivables and the Related Security, and (ii) exercise any and all of the Seller’s rights and remedies under the Purchase Agreement. The Agent’s powers under this Section 3.5(b) do not subject the Agent to any liability if any action taken by it proves to be inadequate or invalid (unless such action is due to the Agent’s gross negligence or willful misconduct), nor do such powers confer any obligation whatsoever upon the Agent.
    (c) Neither the Agent nor any Purchaser has any obligation to take or consent to any action to realize upon any Receivable or Related Security or to enforce any rights or remedies related thereto.
   Section 3.6. Collection Agent Fee. On each Settlement Date, the Seller shall pay to the Collection Agent a fee for the immediately preceding Settlement Period as compensation for its services (the “Collection Agent Fee”) equal to (a) at all times the Initial Collection Agent or one of its Affiliates is the Collection Agent, the Collection Agent Fee Rate divided by twelve multiplied by the Outstanding Balance of all Receivables as of the first day of the calendar month preceding the calendar month in which such Settlement Date occurs, provided that the Collection Agent Fee paid on the first Settlement Date shall be equal to the Collection Agent Fee Rate divided by twelve multiplied by a fraction, the numerator of which is equal to the number of days elapsed from the date hereof (but not including the date hereof) to and including the first Settlement Date and the denominator of which is 30, multiplied by the Outstanding Balance of all Receivables as of the date hereof, and (b) at all times any other Person is the Collection Agent, a reasonable amount agreed upon by the Agent and the new Collection Agent on an arm’s-length basis reflecting rates and terms prevailing in the market at such time. The Collection Agent Fee is payable solely as provided in Section 2.3.
   Section 3.7. Responsibilities of the Seller. The Seller shall, or shall cause each Originator to, pay when due all Taxes payable in connection with the Receivables and the Related Security or their creation or satisfaction. The Seller shall, and shall cause each Originator to, perform all of such Person’s obligations under agreements related to the Receivables and the Related Security to the same extent as if interests in the Receivables and the Related Security had not been transferred hereunder or, in the case of each Originator, under the Purchase Agreement. The Agent’s or any Purchaser’s exercise of any rights hereunder do not relieve the Seller or either Originator from such obligations. Neither the Agent nor any Purchaser has any obligation to perform any obligation of the Seller or of either Originator or any other obligation or liability in connection with the Receivables or the Related Security.
   Section 3.8. Actions by Seller. The Seller shall defend and indemnify the Agent and each Purchaser against all costs, expenses, claims and liabilities for any action taken by the Seller, either Originator or any other Affiliate of the Seller or of either Originator (whether acting as Collection Agent or otherwise) related to any Receivable and the Related Security, or arising out of any alleged failure of compliance of any Receivable or the Related Security with the provisions of any law or regulation. If any goods related to a Receivable are repossessed, the Seller agrees to resell, or to have the applicable Originator or another Affiliate resell, such goods in a commercially reasonable manner for the account of the Agent and remit, or have remitted, to the Agent the Purchasers’ share in the gross sale proceeds thereof net of any out-of-pocket expenses and any equity of redemption of the Obligor thereon. Any such moneys collected by the Seller or the Originators or other Affiliate of the Seller pursuant to this Section 3.8 shall be treated as part of the Sold Interest in Collections for application as provided herein.
   Section 3.9. Indemnities by the Collection Agent. Without limiting any other rights any Person may have hereunder or under applicable law, the Collection Agent hereby indemnifies and holds harmless the Agent, each Purchaser, each Conduit Funding Source and their respective officers, directors, agents and employees (each a “Collection Agent Indemnified Party”) from and against any and all damages, losses, claims, causes of action, liabilities, penalties, Taxes (not including Taxes described in Section 6.4 hereof), costs and expenses (including reasonable attorneys’ fees and court costs) (all of the foregoing collectively, the “Collection Agent Indemnified Losses”) at any time imposed on or incurred by any Collection Agent Indemnified Party to the extent arising out of or otherwise relating to:
    (i) any representation or warranty made by, on behalf of or in respect of, the Collection Agent in this Agreement, any other Transaction Document, any Periodic Report or any other information or report delivered by the Collection Agent pursuant hereto, which was false or incorrect in any material respect when made;
    (ii) the failure by the Collection Agent to comply with any applicable law, rule or regulation related to any Receivable or the Related Security;
    (iii) any loss of a perfected security interest (or in the priority of such security interest) as a result of any commingling by the Collection Agent of funds to which the Agent or any Purchaser is entitled hereunder with any other funds;
    (iv) the imposition of any Lien with respect to any Receivable, Related Security or Lock-Box Account as a result of any action taken by the Collection Agent other than any Lien imposed under any Transaction Documents;
    (v) the failure of any Receivable reported by the Collection Agent as part of the Eligible Receivables Balance in any Periodic Report to have been an Eligible Receivable as of the last day of the Settlement Period for which such Periodic Report was prepaid; or
    (vi) any failure of the Collection Agent to perform its duties or obligations in accordance with the provisions of this Agreement (including, without limitation, compliance with the Credit and Collection Policy) or any other Transaction Document to which the Collection Agent is a party;
whether arising by reason of the acts to be performed by the Collection Agent hereunder or otherwise, excluding only Collection Agent Indemnified Losses to the extent (a) such Collection Agent Indemnified Losses to the extent resulting from gross negligence or willful misconduct of the Collection Agent Indemnified Party seeking indemnification or to the extent resulting from the breach of a representation, warranty or covenant by such Collection Agent Indemnified Party, (b) solely due to the credit risk of the Obligor and for which reimbursement would constitute recourse to the Collection Agent for uncollectible Receivables, or (c) such Collection Agent Indemnified Losses include Taxes on, or measured by, the overall net income of such Collection Agent Indemnified Party computed in accordance with the Intended Tax Characterization; provided, however, that nothing contained in this sentence limits the liability of the Collection Agent or limits the recourse of the Agent and each Purchaser to the Collection Agent for any amounts otherwise specifically provided to be paid by the Collection Agent hereunder.
  Section 3.10. Cash Collateral Account. (a) On or prior to the date five (5) Business Days following the delivery by the Seller to the Agent of the Term-Out Activation Notice, the Seller shall cause to be established, in the name of the Agent for the Committed Purchasers, an account with the Agent (the “Cash Collateral Account”), bearing a designation clearly indicating that the funds deposited therein are held for the benefit and security of the Committed Purchasers.
   (b) The Seller hereby agrees that it shall use the proceeds of the Cash Secured Investments solely to fund and maintain the Cash Collateral Account for the purpose of funding Investments from time to time during the Term-Out Period.
    (c) Funds on deposit in the Cash Collateral Account shall be invested, so long as a Potential Termination Event or a Termination Event has not occurred or is continuing, by the Collection Agent in Permitted Investments and credited to the Cash Collateral Account, on behalf of the Seller, provided, that it is understood and agreed that none of the Agent, the Seller or the Collection Agent shall be liable for any loss arising from such investment in Permitted Investments. All such Permitted Investments shall be held by or on behalf of the Seller for the benefit and security of the Committed Purchasers. Except as permitted in writing by the Agent, funds on deposit in the Cash Collateral Account shall be invested in Permitted Investments that will mature so that such funds will be available at the close of business on the next Settlement Date. No Permitted Investment shall be sold or otherwise disposed of prior to its scheduled maturity unless a default occurs with respect to such Permitted Investment and the Agent directs the Collection Agent in writing to dispose of such Permitted Investment.
   (d) The Seller hereby grants to the Agent, for its own benefit and for the ratable benefit of all of the Committed Purchasers, a lien on and security interest in the Cash Collateral Account, all funds from time to time credited to the Cash Collateral Account, all financial assets (including, without limitation, Permitted Investments) from time to time acquired with any such funds or otherwise credited to the Cash Collateral Account, all interest, dividends, cash, instruments and other investment property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such funds or such financial assets, all proceeds of, collateral for, and supporting obligations relating to any and all of the Cash Collateral. At all times the Cash Collateral Account shall be under the control (as defined in Section 8-106 of the UCC) of the Agent for the benefit and security of the Committed Purchasers. The grant of a security interest by the Seller to the Agent of and for the ratable benefit of the Committed Purchasers, pursuant to hereto secures the payment of the Seller’s obligation to remit the proceeds of the Cash Secured Investments, and to pay Discount.

Article IV
Representations and Warranties
   Section 4.1. Representations and Warranties. The Seller represents and warrants to the Agent and each Purchaser that:
    (a) Existence and Power. Each of the Seller and each Seller Entity is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all power and authority and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is now conducted, except where failure to obtain such license, authorization, consent or approval would not have a Material Adverse Effect.
    (b) Authorization and No Contravention. The execution, delivery and performance by each of the Seller and each Seller Entity of each Transaction Document to which it is a party and the creation of all security interests provided for herein and therein (i) are within its corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) do not contravene or constitute a default under (A) any applicable law, rule or regulation, (B) its or any other Seller Entity’s organizational documents or (C) any agreement, order or other instrument to which it or any other Seller Entity is a party or its property is subject and (iv) will not result in any Adverse Claim on any Receivable, the Related Security or Collection or give cause for the acceleration of any indebtedness of the Seller or any other Seller Entity.
    (c) No Consent Required. No approval, authorization or other action by, or filings with, any Governmental Authority or other Person is required in connection with the execution, delivery and performance by the Seller or any Seller Entity of any Transaction Document to which it is a party or any transaction contemplated thereby other than UCC financing statements.
    (d) Binding Effect. Each Transaction Document to which the Seller or any Seller Entity is a party constitutes the legal, valid and binding obligation of such Person enforceable against that Person in accordance with its terms, except as limited by bankruptcy, insolvency, or other similar laws of general application relating to or affecting the enforcement of creditors’ rights generally and subject to general principles of equity.
(e) UCC Representations and Warranties.
    (1) This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Receivables, Related Security, Collections, Lock-Box Accounts, and the Purchase Agreement in favor of the Agent, which security interest is prior to all other Adverse Claims, and is enforceable as such against creditors of and purchasers from Seller.
    (2) Each Eligible Receivable constitutes an “account” within the meaning of the applicable UCC.
    (3) Seller owns and has good and marketable title to the Receivables, Related Security, and Collections free and clear of any Adverse Claim, claim, or encumbrances of any Person.
    (4) Seller has caused or will have caused, within ten days, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the security interest in the Receivables, Related Security, and Collections granted to the Agent hereunder.
    (5) Other than the security interest granted to the Agent pursuant to this Agreement, Seller had not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Receivables, Related Security, or Collections. Seller has not authorized the filing of and is not aware of any financing statements against Seller that include a description of collateral covering the Receivables, Related Security, or Collections other than any financing statement relating to the security interest granted to the Agent hereunder or that has been terminated or partially released to the extent necessary to cover the collateral in which a security interest is granted hereunder. Debtor is not aware of any judgment or tax lien filings against Seller.
    (f) Accuracy of Information. All information furnished by the Seller, any Seller Entity or any Affiliate of any such Person to the Agent or any Purchaser in connection with any Transaction Document, or any transaction contemplated thereby, is true and accurate in all material respects (and is not incomplete by omitting any information necessary to prevent such information from being materially misleading).
    (g) No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Seller, threatened by or against, the Seller or any of the Seller Entities or against any of their respective properties or revenues (a) with respect to any of the Transaction Documents or any of the transactions contemplated hereby or thereby that could reasonably be expected to be materially adverse to the Agent or the Purchasers, or (b) except for the matter described on Schedule 4.1 hereto, that could reasonably be expected to have a Material Adverse Effect.
    (h) No Material Adverse Effect. Since August 31, 2007, there has been no Material Adverse Effect except for the matter described on Schedule 4.1 hereto.
    (i) Accuracy of Exhibits; Lock-Box Arrangements. All information on Exhibits D-F (listing offices and names of the Seller and each Originator and where they maintain Records; and Lock Boxes) is true and complete, subject to any changes permitted by, and notified to the Agent in accordance with, Article V. None of the Seller’s or Originators’ jurisdictions of organization, have changed within the past 12 months (or such shorter period as the Seller has been in existence). Neither the Seller nor either Originator has been known by or used any organizational, fictitious or trade name within the past 12 months other than a name set forth of Exhibit D. Exhibit D lists the federal employer identification numbers of the Seller and each Originator. The Seller has not granted any interest in any Lock-Box or Lock-Box Account to any Person other than the Agent and, upon delivery to a Lock-Box Bank of the related Lock-Box Letter, the Agent will have exclusive ownership and control of the Lock-Box Account at such Lock-Box Bank.
    (j) Sales by the Originators. Each sale by an Originator to the Seller of an interest in Receivables and their Collections has been made in accordance with the terms of the Purchase Agreement, including the payment by the Seller to each Originator of the purchase price described in the Purchase Agreement. Each such sale has been made for “reasonably equivalent value” (as such term is used in Section 548 of the Bankruptcy Code) and not for or on account of “antecedent debt” (as such term is used in Section 547 of the Bankruptcy Code) owed by either Originator to the Seller.
    (k) Eligible Receivables. Each Receivable comprising part of the Net Receivables Balance as of the date of any calculation of the Sold Interest as part of the Net Receivables Balance was an Eligible Receivable as of the date of such calculation.
    (l) Use of Proceeds. No proceeds of any Purchase will be used (i) for the purpose which violates, or would be inconsistent with, Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time or (ii) to acquire any security in any transaction which is subject to Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended.
(m) No Subsidiaries. The Seller has no subsidiaries.
    (n) Not an Investment Company. No Seller Entity is an “investment company” within the meaning of the Investment Company Act of 1940, as amended from time to time, or any successor statute.
   Section 4.2. Representations and Warranties of the Initial Collection Agent. The Initial Collection Agent represents and warrants to the Agent and each Purchaser that:
    (a) Lock-Box Arrangements. The Initial Collection Agent has not granted any interest in any Lock-Box or Lock-Box Account to any Person other than (i) the Agent and (ii) Persons whose interests therein have been terminated on or prior to the date hereof and, upon delivery to a Lock-Box Bank of the related Lock-Box Letter, the Agent will have the right to exercise exclusive ownership and control of the Lock-Box Account at such Lock-Box Bank in accordance with the provisions of the related Lock-Box Letter.
    (b) Not an Investment Company. The Initial Collection Agent is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended from time to time, or any successor statute.
    (c) Accuracy of Exhibits. All information on Exhibits E and F is true and complete, subject to any changes permitted by, and notified to the Agent in accordance with Article V.
    (d) Eligible Receivables. Each Receivable which the Initial Collection Agent has identified as comprising part of the Net Receivables Balance as of the date of any calculation of the Sold Interest as part of the Net Receivables Balance in a Periodic Report was an Eligible Receivable as of the date of such calculation; provided that in no event shall the Agent or any Purchaser have any recourse against the Initial Collection Agent under this clause (d) for any determination that a Receivable reported as eligible in a prior Periodic Report no longer comprises part of the Net Receivables Balance.
Article V
Covenants
   Section 5.1. Covenants of the Seller. The Seller hereby covenants and agrees to comply with the following covenants and agreements, unless the Agent (with the consent of the Instructing Group) otherwise consents:
    (a) Financial Reporting. The Seller shall, and shall cause each Seller Entity to, maintain a system of accounting established and administered in accordance with GAAP and shall furnish to the Agent and each Purchaser:
    (i) Annual Financial Statements. Within 120 days after each fiscal year of (A) the Parent copies of its annual audited financial statements (including a consolidated balance sheet, consolidated statement of operations and consolidated statement of cash flows, with related footnotes) certified by independent registered public accountants satisfactory to the Agent and prepared on a consolidated basis in conformity with GAAP, and (B) the Seller the annual balance sheet and an annual profit and loss statement certified by a Designated Financial Officer thereof, in each case prepared on a consolidated basis in conformity with GAAP as of the close of such fiscal year for the fiscal year then ended provided, that so long as any document described in this subsection is publicly filed with the Securities and Exchange Commission, it shall not be required to be delivered by the Parent, Seller or any Seller Entity;
    (ii) Quarterly Financial Statements. Within 60 days after each (except the last) fiscal quarter of each fiscal year of (A) the Parent, copies of its unaudited financial statements (including at least a consolidated balance sheet as of the close of such quarter and statements of operations and cash flows for the period from the beginning of the fiscal year to the close of such quarter) certified by a Designated Financial Officer and prepared in a manner consistent with the financial statements described in part (A) of clause (i) of this Section 5.l(a) and (B) the Seller, the quarterly balance sheet (a profit and loss statement) for the period from the beginning of such fiscal year to the close of such quarter, in each case certified by a Designated Financial Officer thereof and prepared in a manner consistent with part (B) of clause (i) of Section 5.1(a) provided, that so long as any document described in this subsection is publicly filed with the Securities and Exchange Commission, it shall not be required to be delivered by the Parent, Seller or any Seller Entity; and
    (iii) Other Information. With reasonable promptness, such other information (including non-financial information) as may be reasonably requested by the Agent or any Purchaser (with a copy of such request to the Agent).
   (b) Notices. Immediately upon becoming aware of any of the following the Seller will notify the Agent and provide a description of:
(i) Potential Termination Events. The occurrence of any Potential Termination Event;
    (ii) Representations and Warranties. The failure of any representation or warranty herein to be true (when made or at any time thereafter) in any material respect;
    (iii) Downgrading. The downgrading, withdrawal or suspension of any rating by any rating agency of any indebtedness of the Parent;
    (iv) Litigation. (A) The institution of any litigation or proceeding against or instituted by, the Seller, or (B) the institution of any litigation or proceeding against or instituted by, any of the Seller Entities other than the Seller (i) if the litigation or proceeding does not involve any Environmental Law, in which the amount involved could reasonably be expected to be $10,000,000 or more and not covered by insurance, (ii) if the litigation or proceeding involves any Environmental Law, in which the amount involved that is not covered by insurance could reasonably be expected to be $50,000,000 or more, or (C) the institution of any litigation or proceeding which involves any Transaction Document; or
    (v) Changes in Business. Any change in, or proposed change in, the character of any Seller Entity’s business that could impair the collectibility or quality of any Receivable.
    (vi) Breach of Purchase Agreement. Any material breach or default by either Originator under the Purchase Agreement.
If the Agent receives such a notice, the Agent shall promptly give notice thereof to each Purchaser.
    (c) Conduct of Business. The Seller shall, and shall cause each Seller Entity to (a) (i) preserve, renew and keep in full force and effect its corporate or other existence and (ii) take all reasonable action to maintain all rights, privileges, franchises, Permits and licenses necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 of the Parent Credit Agreement (as in effect as of the date hereof) and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with (i) all Material Contractual Obligations (as such term is defined in the Parent Credit Agreement as in effect as of the date hereof) and (ii) all Permits (as such term is defined in the Parent Credit Agreement as in effect as of the date hereof), except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
   (d) Furnishing Information and Inspection of Records. The Seller shall furnish to the Agent and the Purchasers such information concerning the Receivables and the Related Security as the Agent or a Purchaser may reasonably request. The Seller shall, and shall cause each Originator to, permit, at any time during regular business hours and upon reasonable notice, the Agent or any Purchaser (or any representatives thereof) (i) to examine and make copies of all Records, (ii) to visit the offices and properties of the Seller and each Originator for the purpose of examining the Records and (iii) to discuss matters relating hereto with any of the Seller’s or either Originator’s officers, directors, employees or independent public accountants having knowledge of such matters provided, that prior to a Termination Event, any such examinations or visits in excess of one per calendar year shall be at Agent’s expense. The Agent may at any time have an independent public accounting firm conduct an audit of the Records or make test verifications of the Receivables and Collections; provided, however, prior to a Termination Event, only one such audit per calendar year shall be at the expense of the Seller. The Agent will make reasonable efforts to consult with the Seller in choosing an independent public accounting firm to conduct such audits.
    (e) Keeping Records. (i) The Seller shall, and shall cause each Originator to, have and maintain (A) administrative and operating procedures (including an ability to recreate Records if originals are destroyed), (B) adequate facilities, personnel and equipment and (C) all Records and other information necessary or advisable for collecting the Receivables (including Records adequate to permit the immediate identification of each new Receivable and all Collections of, and adjustments to, each existing Receivable). The Seller shall give the Agent prior notice of any material change in such administrative and operating procedures.
    (ii) The Seller shall, (A) at all times from and after the date hereof, clearly and conspicuously mark its computer and master data processing books and records with a legend describing the Agent’s and the Purchasers’ interest in the Receivables and the Collections and (B) upon the request of the Agent, so mark each contract relating to a Receivable and deliver to the Agent all such contracts (including all multiple originals of such contracts) that constitute collateral in which perfection of a security interest can be obtained by possession under the Uniform Commercial Code, with any appropriate endorsement or assignment, or segregate (from all other receivables then owned or being serviced by the Seller) the Receivables and all contracts relating to each Receivable and hold in trust and safely keep such contracts so legended in separate filing cabinets or other suitable containers at such locations as the Agent may specify.
    (f) Perfection. (i) The Seller shall, and shall cause each Originator to, at its expense, promptly execute and deliver all instruments and documents and take all action necessary or requested by the Agent (including the filing of financing or continuation statements, amendments thereto or assignments thereof) to enable the Agent to exercise and enforce all its rights hereunder and to vest and maintain vested in the Agent a valid, first priority perfected security interest in the Receivables, the Collections, the Related Security, the Purchase Agreement, the Lock-Box Accounts and proceeds thereof free and clear of any Adverse Claim (other than the Seller’s interest therein) (and a perfected ownership interest in the Receivables and Collections to the extent of the Sold Interest); provided, however, that the Seller’s and the Originators’ obligations to deliver the Lock-Box Agreements and Lock-Box Letters in connection with this subsection (f) shall be subject to the grace period provided in Section 5.1(q) hereof. The Agent is permitted to prepare and file any continuation statements, amendments thereto and assignments thereof against the Seller. In order to maintain perfection of such security interests, the Seller hereby appoints the Agent as its designee to prepare and file any continuation statements, amendments thereto and assignments thereof against each Seller Entity.
    (ii) The Seller shall, and shall cause each Originator to, only change its name, identity or corporate structure or relocate its jurisdiction of organization or chief executive office or any Records in tangible form following thirty (30) days advance written notice to the Agent and the delivery to the Agent of all financing statements, instruments and other documents (including direction letters) requested by the Agent.
    (iii) Each of the Seller and each Originator shall at all times maintain its jurisdiction of organization within a State of the USA in which Article 9 of the Uniform Commercial Code (as in effect in such State) is in effect. If any Seller Entity changes its jurisdiction of organization to a jurisdiction that imposes fees or other charges to perfect the Agent’s security interest hereunder or the Seller’s security interest under the Purchase Agreement, the Seller shall pay all such amounts and any other costs and expenses incurred in order to perfect and maintain such security interests.
   (g) Performance of Duties. The Seller shall perform, and shall cause each Seller Entity and the Collection Agent (if an Affiliate) to perform, its respective duties or obligations in accordance with the provisions of each of the Transaction Documents. The Seller (at its expense) shall, and shall cause each Seller Entity to, (i) fully and timely perform in all material respects all agreements required to be observed by it in connection with each Receivable, (ii) comply in all material respects with the Credit and Collection Policy, and (iii) refrain from any action that may impair the rights of the Agent or the Purchasers in the Receivables, the Related Security, Collections, Purchase Agreement or Lock-Box Accounts.
   (h) Payments on Receivables, Accounts. The Seller shall, and shall cause each Originator to, at all times instruct all Obligors to deliver payments on the Receivables (including Deemed Collections) to a Lock-Box or Lock-Box Account. If any such payments or other Collections are received by the Seller or either Originator, it shall hold such payments in trust for the benefit of the Agent and the Purchasers and promptly (but in any event within two Business Days after receipt) remit such funds into a Lock-Box Account. The Seller shall cause each Lock-Box Bank to comply with the terms of each applicable Lock-Box Letter. The Seller shall not permit the funds of any Affiliate to be deposited into any Lock-Box Account; provided, however, that notwithstanding the foregoing, the Seller may permit amounts received with respect to non-trade receivable related payments from Lockbox #23850 maintained with JPMorgan Chase Bank, N.A. to be deposited into the same Lock-Box Account as Collections provided that the Seller shall make reasonable efforts to identify and segregate such amounts from Collections as soon as possible. If such funds are nevertheless deposited into any Lock-Box Account, the Seller shall promptly identify and separate such funds for segregation. The Seller shall make reasonable efforts to not, and not permit any Collection Agent or other Person to, commingle Collections or other funds to which the Agent or any Purchaser is entitled with any other funds; provided, however, that notwithstanding the foregoing, the Seller may permit amounts received with respect to non-trade receivable related payments from Lockbox #23850 maintained with JPMorgan Chase Bank, N.A. to be deposited into the same Lock-Box Account as Collections provided that the Seller shall make reasonable efforts to identify and segregate such amounts from Collections as soon as possible. The Seller shall only add, and shall only permit either Originator to add, a Lock-Box Bank, Lock-Box, or Lock-Box Account to those listed on Exhibit F if the Agent has received notice of and has consented to such addition, and has received a copy of any new Lock-Box Agreement and an executed and acknowledged copy of a Lock-Box Letter acceptable to the Agent from any new Lock-Box Bank. The Seller shall only terminate a Lock-Box Bank or Lock-Box, or close a Lock-Box Account, upon 30 days advance notice to the Agent.
    (i) Sales and Adverse Claims Relating to Receivables. Except as otherwise provided herein, the Seller shall not, and shall not permit either Originator to, (by operation of law or otherwise) dispose of or otherwise transfer, or create or suffer to exist any Adverse Claim upon, any Receivable or any proceeds thereof.
    (j) Extension or Amendment of Receivables. Except as otherwise permitted in Section 3.2(b) and then subject to Section 1.5, the Seller shall not, and shall not permit either Originator to, extend, amend, rescind or cancel any Receivable.
   (k) Change in Business or Credit and Collection Policy. The Seller shall not make any material change in the character of its business and shall not, and shall not permit either Originator to, make any material change to the Credit and Collection Policy without the prior consent of the Agent.
    (l) Certain Agreements. The Seller shall not (and shall not permit any Originator to) amend, modify, waive, revoke or terminate any Transaction Document to which it is a party or any provision of Seller’s certificate of formation or limited liability company agreement. The Seller shall exercise its rights and remedies under the Purchase Agreement only in accordance with the written instructions of the Agent.
   (m) Other Business. The Seller shall not: (i) engage in any business other than the transactions contemplated by the Transaction Documents, (ii) create, incur or permit to exist any Debt of any kind (or cause or permit to be issued for its account any letters of credit or bankers’ acceptances) other than pursuant to this Agreement or the Subordinated Notes, or (iii) form any subsidiary or make any investments in any other Person; provided, however, that the Seller may incur minimal obligations to the extent necessary for the day-to-day operations of the Seller (such as expenses for stationery, audits, maintenance of legal status, etc.).
   (n) Nonconsolidation. The Seller shall operate in such a manner that the separate corporate existence of the Seller and each Seller Entity and Affiliate thereof would not be disregarded in the event of the bankruptcy or insolvency of any Seller Entity and Affiliate thereof and, without limiting the generality of the foregoing:
    (i) the Seller shall not engage in any activity other than those activities expressly permitted under the Seller’s organizational documents and the Transaction Documents, nor will the Seller enter into any agreement other than this Agreement, the other Transaction Documents to which it is a party and, with the prior written consent of the Agent (such consent not to be unreasonably withheld), any other agreement necessary to carryout more effectively the provisions and purposes hereof or thereof;
    (ii) the Seller shall maintain a business office separate from that of each of the Seller Entities and the Affiliates thereof;
    (iii) the Seller shall cause the financial statements and books and records of the Seller and each Originator to reflect the separate corporate existence of the Seller;
    (iv) the Seller shall except as otherwise expressly permitted hereunder, under the other Transaction Documents and under the Seller’s organizational documents, the Seller shall not permit any Seller Entity or Affiliate thereof to (A) pay the Seller’s expenses, (B) guarantee the Seller’s obligations, or (C) advance funds to the Seller for the payment of expenses or otherwise; and
    (v) the Seller will not act as agent for any Seller Entity or Affiliate, but instead will present itself to the public as a corporation separate from each such Person and independently engaged in the business of purchasing and financing Receivables.
   (o) Mergers, Consolidations and Acquisitions. The Seller shall not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets of any other Person (whether directly by purchase, lease or other acquisition of all or substantially all of the assets of such Person or indirectly by purchase or other acquisition of all or substantially all of the capital stock of such other Person) other than the acquisition of the Receivables and Related Security pursuant to the Purchase Agreement.
   (p) Payments on Subordinated Notes. Subject to the provisions of Section 9 of each Subordinated Note, the Seller may make payments on the Subordinated Notes at any time from Collections not comprising part of the Sold Interest. Subject to the provisions of Section 9 of each Subordinated Note, the Seller may make payments on the Subordinated Notes from Collections comprising part of the Sold Interest, but only after paying (i) all amounts due to the Agent and Purchasers hereunder on or prior to the immediately succeeding Settlement Date, if such payments on the Subordinated Notes are to be made prior to the occurrence of a

Termination Event (or Potential Termination Event described in clause (b) or (e) of the definition of Termination Event), or, (ii) after paying all amounts owing (whether or not due) to the Agent and the Purchasers hereunder if such payments on the Subordinated Notes are to be made after the occurrence of a Termination Event (or after the occurrence of a Potential Termination Event described in clause (b) or (e) of the definition of Termination Event).
   (q) Lock-Box Letters. The Seller shall deliver to the Agent each Lock-Box Agreement and an executed Lock-Box Letter from each Lock-Box Bank acceptable to the Agent and acknowledged by such Lock-Box Bank within 30 days of the date hereof.
Article VI
Indemnification
   Section 6.1. Indemnities by the Seller. Without limiting any other rights any Person may have hereunder or under applicable law, the Seller hereby indemnifies and holds harmless, on an after-Tax basis, the Agent, each Purchaser, each Conduit Funding Source and their respective officers, directors, agents and employees (each an “Indemnified Party”) from and against any and all damages, losses, claims, causes of action, liabilities, penalties, Taxes, costs and expenses (including attorneys’ fees and court costs) (all of the foregoing collectively, the “Indemnified Losses”) at any time imposed on or incurred by any Indemnified Party arising out of or otherwise relating to any Transaction Document, the transactions contemplated thereby or any action taken or omitted by any of the Indemnified Parties (including any action taken by the Agent as attorney-in-fact for the Seller pursuant to Section 3.5(b)), whether arising by reason of the acts to be performed by the Seller hereunder or otherwise, excluding only Indemnified Losses to the extent (a) such Indemnified Losses to the extent resulting from gross negligence or willful misconduct of the Indemnified Party seeking indemnification or to the extent resulting from the breach of a representation, warranty or covenant by such Indemnified Party, (b) solely due to the credit risk of the Obligor and for which reimbursement would constitute recourse to the Seller or the Collection Agent for uncollectible Receivables or (c) such Indemnified Losses include Taxes on, or measured by, the overall net income of such Indemnified Party computed in accordance with the Intended Tax Characterization. Without limiting the foregoing indemnification, but subject to the limitations set forth in clauses (a), (b) and (c) of the previous sentence, the Seller shall indemnify each Indemnified Party for Indemnified Losses relating to or resulting from:
    (i) any representation or warranty made by the Seller, any Seller Entity or the Collection Agent (or any employee or agent of the Seller, any Seller Entity or the Collection Agent) under or in connection with this Agreement, any Periodic Report or any other information or report delivered by the Seller, any Seller Entity or the Collection Agent pursuant hereto, which was false or incorrect in any material respect when made or deemed made;
    (ii) the failure by the Seller, any Seller Entity, or the Collection Agent to comply with any applicable law, rule or regulation related to any Receivable, or the nonconformity of any Receivable with any such applicable law, rule or regulation or the failure by the Seller to satisfy any of its obligations under any Transaction Document;
    (iii) the failure of the Seller to vest and maintain vested in the Agent, for the benefit of the Purchasers, a perfected ownership or security interest in the Sold Interest and the property conveyed pursuant to Section 1.1 and Section 1.8, free and clear of any Adverse Claim;
    (iv) any commingling of funds (whether or not permitted pursuant to the terms of the Transaction Documents) to which the Agent or any Purchaser is entitled hereunder with any other funds;
    (v) any failure of a Lock-Box Bank to comply with the terms of the applicable Lock-Box Letter;
    (vi) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor or the financial inability of the Obligor to pay) of the Obligor to the payment of any Receivable, or any other claim resulting from the sale or lease of goods or the rendering of services related to such Receivable or the furnishing or failure to furnish any such goods or services or other similar claim or defense not arising from the financial inability of any Obligor to pay undisputed indebtedness;
   (vii) any failure of the Seller or any Seller Entity, or any Affiliate of any thereof, to perform its duties or obligations in accordance with the provisions of this Agreement or any other Transaction Document to which such Person is a party (as a Collection Agent or otherwise);
   (viii) any action taken by the Agent as attorney-in-fact for the Seller pursuant to Section 3.5(b); or
    (ix) any environmental liability claim, products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort, arising out of or in connection with any Receivable or any other suit, claim or action of whatever sort relating to any of the Transaction Documents.
   Section 6.2. Increased Cost and Reduced Return. If the adoption after the date hereof of any applicable law, rule or regulation, or accounting principle, or any change therein after the date hereof, or any change in the interpretation or administration thereof by any Governmental Authority or Accounting Authority charged with the interpretation or administration thereof, or compliance by any Conduit Funding Source, the Agent or any Purchaser (collectively, the “Funding Parties”) with any request or directive (whether or not having the force of law) after the date hereof of any such Governmental Authority or Accounting Authority (a) subjects any Funding Party to any charge or withholding on or in connection with a Funding Agreement or this Agreement (collectively, the “Funding Documents”) or any Receivable, (b) changes the basis of taxation of payments to any of the Funding Parties of any amounts payable under any of the Funding Documents (except for changes in the rate of Tax on the overall net income of such Funding Party), (c) imposes, modifies or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or any credit extended by, any of the Funding Parties, (d) has the effect of reducing the rate of return on such Funding Party’s capital to a level below that which such Funding Party could have achieved but for such adoption, change or compliance (taking into consideration such Funding Party’s policies concerning capital adequacy) or (e) imposes any other condition, and the result of any of the foregoing is (x) to impose a cost on, or increase the cost to, any Funding Party of its commitment under any Funding Document or of purchasing, maintaining or funding any interest acquired under any Funding Document, (y) to reduce the amount of any sum received or receivable by, or to reduce the rate of return of, any Funding Party under any Funding Document or (z) to require any payment calculated by reference to the amount of interests held or amounts received by it hereunder, then, upon demand by the Agent, the Seller shall pay to the Agent for the account of the Person such additional amounts as will compensate the Agent or such Purchaser (or, in the case of the Conduit, will enable the Conduit to compensate any Conduit Funding Source) for such increased cost or reduction.
   Section 6.3. Other Costs and Expenses. The Seller shall pay or cause to be paid to the Agent on demand all reasonable fees, costs and expenses in connection with (a) the preparation, execution, delivery and administration (including amendments of any provision) of the Transaction Documents, (b) the sale of the Sold Interest, (c) the perfection of the Agent’s rights in the Receivables and Collections, (d) the enforcement by the Agent or the Purchasers of the obligations of the Seller under the Transaction Documents or of any Obligor under a Receivable and (e) the maintenance by the Agent of the Lock-Boxes and Lock-Box Accounts, including reasonable fees, costs and expenses of legal counsel for the Agent and the Conduit relating to any of the foregoing or to advising the Agent, the Purchasers and any Conduit Funding Source about its rights and remedies under any Transaction Document or any related Funding Agreement and all reasonable costs and expenses (including reasonable counsel fees and expenses) of the Agent, each Purchaser and each Conduit Funding Source in connection with the enforcement of the Transaction Documents or any Funding Agreement and in connection with the administration of the Transaction Documents following a Termination Event. The Seller shall reimburse the Agent and each Purchaser for the costs of auditors acting on behalf of the Agent and the Purchasers as provided in Section 5.1(d) hereof. The Seller shall reimburse the Conduit for any amounts the Conduit must pay to any Conduit Funding Source pursuant to any Funding Agreement on account of any Tax (other than on or measured by net income, and provided that the Conduit Funding Source if not organized under the laws of the USA has satisfied the requirements of Section 6.4(b) as if it was a Purchaser and the Conduit was the Seller and Agent referred to in Section 6.4(b)). The Seller shall reimburse the Conduit on demand for all other costs and expenses incurred by the Conduit or any shareholder of the Conduit in connection with the Transaction Documents or the transactions contemplated thereby, including the cost of the Ratings and the reasonable fees and out-of-pocket expenses of counsel of the Agent, the Conduit or any shareholder, or administrator, of the Conduit for advice relating to the Conduit’s operation.
   Section 6.4. Withholding Taxes. (a) All payments made by the Seller hereunder shall be made without withholding for or on account of any present or future taxes other than as expressly required by law. If any such withholding is so required, the Seller shall make the withholding, pay the amount withheld to the appropriate authority before penalties attach thereto or interest accrues thereon and pay such additional amount as may be necessary to ensure that the net amount actually received by each Purchaser and the Agent free and clear of such taxes (including such taxes on such additional amount) is equal to the amount that Purchaser or the Agent (as the case may be) would have received had such withholding not been made; provided, however, that the Seller shall have no obligation to gross up for amounts required to be withheld in respect of Taxes on, or measured by, net income. If the Agent or any Purchaser pays any such taxes, penalties or interest the Seller shall reimburse the Agent or such Purchaser for that payment on demand. If the Seller pays any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to the Purchaser or Agent on whose account such withholding was made (with a copy to the Agent if not the recipient of the original) on or before the thirtieth day after payment.
   (b) Before the first date on which any amount is payable hereunder for the account of any Purchaser not formed under the laws of the USA such Purchaser shall deliver to the Seller and the Agent each two (2) duly completed copies of United States Internal Revenue Service Form W-8BEN, W-8IMY or W-8ECI (or successor applicable form) certifying that such Purchaser is entitled to receive payments hereunder without deduction or withholding of any United States federal income taxes (it being understood for this purpose that a Purchaser which is a bank for this purpose cannot certify that such payments are “portfolio interest” exempt from withholding of any United States federal income taxes). Each such Purchaser shall replace or update such forms when necessary to maintain any applicable exemption and as requested by the Agent or the Seller. The Seller shall not be liable to pay any additional amount under Section 6.4(b) to a Purchaser that has not provided such forms as required.
   Section 6.5. Payments and Allocations. If any Person seeks compensation pursuant to this Article VI, such Person shall deliver to the Seller and the Agent a certificate setting forth the amount due to such Person, a description of the circumstance giving rise thereto and the basis of the calculations of such amount, which certificate will be conclusive absent manifest error. The Seller shall pay to the Agent (for the account of such Person) the amount shown as due on any such certificate within 10 Business Days after receipt of the notice.
Article VII
Conditions Precedent
   Section 7.1. Conditions to Closing. This Agreement will become effective on the first date all conditions in this Section 7.1 are satisfied. On or before such date, the Seller shall deliver to the Agent the following documents in form, substance and quantity acceptable to the Agent:
    (a) A certificate of the Secretary of each of the Seller and each Seller Entity certifying (i) the resolutions of the Seller’s and each Seller Entity’s board of directors approving each Transaction Document to which it is a party, (ii) the name, signature, and authority of each officer who executes on the Seller’s or any Seller Entity’s behalf a Transaction Document (on which certificate the Agent and each Purchaser may conclusively rely until a revised certificate is received), (iii) the Seller’s and each Seller Entity’s certificate or articles of incorporation certified by the Secretary of State of its state of incorporation, (iv) a copy of the Seller’s and each Seller Entity’s by-laws and (v) good standing certificates issued by the Secretaries of State of each jurisdiction where the Seller or any Seller Entity has material operations.
    (b) All instruments and other documents required, or deemed desirable by the Agent, to perfect the Agent’s first priority interest in the Receivables, Collections, the rights of the Seller under the Purchase Agreement in all appropriate jurisdictions.
    (c) UCC search reports from all jurisdictions relating to the business or the jurisdiction of each Originator or Seller which the Agent reasonably requests.
    (d) Executed copies of (i) all consents and authorizations necessary in connection with the Transaction Documents, (ii) a Periodic Report covering the month ended August 31, 2007 and (iii) each Transaction Document.
    (e) Opinions of counsel to the Seller and each Seller Entity reasonably satisfactory to the Agent covering such matters as the Agent or any Purchaser may reasonably request.
    (f) UCC termination or partial release statements relating to the business or jurisdiction of each Originator or Seller which the Agent reasonably requests.
    (g) Such other approvals, opinions or documents as the Agent or any Purchaser may reasonably request.
   Section 7.2. Conditions to Each Purchase. The obligation of each Committed Purchaser to make any Purchase, and the right of the Seller to request or accept any Purchase, are subject to the conditions (and each Purchase will evidence the Seller’s representation and warranty that clauses (a)-(e) of this Section 7.2 have been satisfied) that on the date of such Purchase before and after giving effect to the Purchase:
    (a) no Potential Termination Event (or in the case of a Reinvestment Purchase, a Termination Event) then exists or shall occur as a result of the Purchase;
    (b) either the Termination Date with respect to such Purchasers, or if the Seller has provided the written notice pursuant to Section 1.10, the Maturity Date, has not occurred;
    (c) after giving effect to the application of the proceeds of such Purchase, (x) the outstanding Matured Aggregate Investment would not exceed the Aggregate

Commitment and (y) the outstanding Aggregate Investment would not exceed the Purchase Limit;
    (d) the representations and warranties of the Seller, each Originator and the Collection Agent contained herein or in any other Transaction Document are true and correct in all material respects on and as of such date (except to the extent such representations and warranties relate solely to an earlier date and then are true and correct as of such earlier date); and
    (e) each of the Seller and each Seller Entity is in full compliance in all material respects with the Transaction Documents (including all covenants and agreements in Article V).
Nothing in this Section 7.2 limits the obligations of each Committed Purchaser to the Conduit (including the obligations under the Transfer Agreement).
Article VIII
The Agent
   Section 8.1. Appointment and Authorization. Each Purchaser hereby irrevocably designates and appoints ABN AMRO Bank N.V. as the “Agent” under the Transaction Documents and authorizes the Agent to take such actions and to exercise such powers as are delegated to the Agent thereby and to exercise such other powers as are reasonably incidental thereto. The Agent shall hold, in its name, for the benefit of each Purchaser, the Purchase Interest of the Purchaser. The Agent has no duties, obligations or liabilities other than those expressly set forth in the Transaction Documents or any fiduciary relationship with any Purchaser. The Agent does not assume, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with, the Seller. Notwithstanding any provision of this Agreement or any other Transaction Document, in no event will the Agent ever be required to take any action which exposes the Agent to personal liability or which is contrary to the provision of any Transaction Document or applicable law.
   Section 8.2. Delegation of Duties. The Agent may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
   Section 8.3. Exculpatory Provisions. Neither the Agent nor any of its directors, officers, agents or employees is liable for any action taken or omitted (i) with the consent or at the direction of the Instructing Group or (ii) in the absence of such Person’s gross negligence or willful misconduct. The Agent is not responsible to any Purchaser or other Person for (i) any recitals, representations, warranties or other statements made by the Seller, any Seller Entity or any of their Affiliates, (ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of any Transaction Document, (iii) any failure of the Seller, any Seller Entity or any of their Affiliates to perform any obligation or (iv) the satisfaction of any condition specified in Article VII. The Agent has no obligation to any Purchaser to ascertain or inquire about the observance or performance of any agreement contained in any Transaction Document or to inspect the properties, books or records of the Seller, any Seller Entity or any of their Affiliates.
   Section 8.4. Reliance by Agent. The Agent may in all cases be entitled to rely, and is fully protected in relying, upon any document, other writing or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person and upon advice and statements of legal counsel (including counsel to the Seller), independent accountants and other experts selected by the Agent. The Agent is in all cases be fully justified in failing or refusing to take any action under any Transaction Document unless it shall receives such advice or concurrence of the Purchasers, and assurance of its indemnification, as it deems appropriate.
   Section 8.5. Assumed Payments. Unless the Agent has received notice from the applicable Purchaser before the date of any Incremental Purchase that such Purchaser will not make available to the Agent the amount it is scheduled to remit as part of such Incremental Purchase, the Agent may assume such Purchaser has made such amount available to the Agent when due (an “Assumed Payment”) and, in reliance upon such assumption, the Agent may (but has no obligation to) make available such amount to the appropriate Person. If and to the extent that any Purchaser has not made its Assumed Payment available to the Agent, such Purchaser hereby agrees to pay the Agent forthwith on demand such unpaid portion of such Assumed Payment up to the amount of funds actually paid by the Agent, together with interest thereon for each day from the date of such payment by the Agent until the date the requisite amount is repaid to the Agent, at a rate per annum equal to the Federal Funds Rate plus 2%.
   Section 8.6. Notice of Termination Events. The Agent will not be deemed to have knowledge or notice of the occurrence of any Potential Termination Event unless the Agent has received notice from any Purchaser or the Seller stating that a Potential Termination Event has occurred hereunder and describing such Potential Termination Event. The Agent shall take such action concerning a Potential Termination Event as may be directed by the Instructing Group (or, if required for such action, all of the Purchasers), but until the Agent receives such directions, the Agent may (but is not obligated to) take such action, or refrain from taking such action, as the Agent deems advisable and in the best interests of the Purchasers.
   Section 8.7. Non-Reliance on Agent and Other Purchasers. Each Purchaser expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Agent hereafter taken, including any review of the affairs of the Seller or any Seller Entity, is deemed to constitute any representation or warranty by the Agent. Each Purchaser represents and warrants to the Agent that, independently and without reliance upon the Agent or any other Purchaser and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Seller, the Seller Entities, and the Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document. The Agent shall deliver each month to any Purchaser that so requests a copy of the Periodic Report(s) received covering the preceding Settlement Period. Except for items specifically required to be delivered hereunder, the Agent has no duty or responsibility to provide any Purchaser with any information concerning the Seller, any Seller Entity or any of their Affiliates that comes into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.
   Section 8.8. Agent and Affiliates. The Agent and its Affiliates may extend credit to, accept deposits from and generally engage in any kind of business with the Seller, any Seller Entity or any of their Affiliates and, in its role as a Committed Purchaser, ABN AMRO may exercise or refrain from exercising its rights and powers as if it were not the Agent. The parties acknowledge that ABN AMRO acts as agent for the Conduit and subagent for the Conduit’s management company in various capacities, as well as providing credit facilities and other support for the Conduit not contained in the Transaction Documents.
   Section 8.9. Indemnification. Each Committed Purchaser shall indemnify and hold harmless the Agent and its officers, directors, employees, representatives and agents (to the extent not reimbursed by the Seller or any Seller Entity and without limiting the obligation of the Seller or any Seller Entity to do so), ratably in accordance with its Ratable Share from and against any and all liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses and disbursements of any kind whatsoever (including in connection with any investigative or threatened proceeding, whether or not the Agent or such Person is designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Agent or such Person as a result of, or related to, any of the transactions contemplated by the Transaction Documents or the execution, delivery or performance of the Transaction Documents or any other document furnished in connection therewith (but excluding any such liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses or disbursements resulting solely from the gross negligence or willful misconduct of the Agent or such Person as finally determined by a court of competent jurisdiction).
  Section 8.10. Successor Agent. The Agent may, upon at least ten (10) days notice to the Seller and each Purchaser, resign as Agent. Such resignation will not become effective until a successor agent is appointed by an Instructing Group and has accepted such appointment. Upon such acceptance of its appointment as Agent hereunder by a successor Agent, such successor Agent will succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent will be discharged from its duties and obligations under the Transaction Documents. After any retiring Agent’s resignation hereunder, the provisions of Section 3.9, Article VI and this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent.

Article IX
Miscellaneous
   Section 9.1. Termination. The Conduit will cease to be a party hereto when the Conduit indicates to the Seller it no longer intends to be a party hereto, the Conduit holds no Investment and all amounts payable to it hereunder have been indefeasibly paid in full. This Agreement will terminate following the Maturity Date when no Investment is held by a Purchaser and all other amounts payable hereunder have been indefeasibly paid in full, but the rights and remedies of the Agent, each Purchaser, each Collection Agent Indemnified Party, each Indemnified Party, and each Conduit Funding Source under Section 3.9, Article VI and Section 8.9 will survive such termination.
   Section 9.2. Notices. Unless otherwise specified, all notices and other communications hereunder must be in writing (including by electronic mail, telecopier or other facsimile or electronic communication), given to the appropriate Person at its address or telecopy number set forth on Schedule III hereof or at such other address or telecopy number as such Person may specify, and effective when received at the address specified by such Person. Each party hereto, however, authorizes the Agent to act on telephone notices of Purchases and Discount Rate and Tranche Period selections from any person the Agent in good faith believes to be acting on behalf of the relevant party and, at the Agent’s option, to tape record any such telephone conversation. Each party hereto agrees to deliver promptly a confirmation of each telephone notice given or received by such party (signed by an authorized officer of such party), but the absence of such confirmation will not affect the validity of the telephone notice. The Agent’s records of all such conversations will be deemed correct and, if the confirmation of a conversation differs in any material respect from the action taken by the Agent, the records of the Agent will govern absent manifest error. The number of days for any advance notice required hereunder may be waived (orally or in writing) by the Person receiving such notice and, in the case of notices to the Agent, the consent of each Person to which the Agent is required to forward such notice.
   Section 9.3. Payments and Computations. Notwithstanding anything herein to the contrary, any amounts to be paid or transferred by the Seller or the Collection Agent to, or for the benefit of, any Purchaser or any other Person shall be paid or transferred to the Agent (for the benefit of such Purchaser or other Person). The Agent shall promptly (and, if reasonably practicable, on the day it receives such amounts) forward each such amount to the Person entitled thereto and such Person shall apply the amount in accordance herewith. All amounts to be paid or deposited hereunder shall be paid or transferred on the day when due in immediately available Dollars (and, if due from the Seller or Collection Agent, by 12:00 noon (Chicago time), with amounts received after such time being deemed paid on the Business Day following such receipt). The Seller hereby authorizes the Agent, following a Termination Event, to debit the Seller Account for application to any amounts owed by the Seller hereunder. The Seller shall, to the extent permitted by law, pay to the Agent upon demand, for the account of the applicable Person, interest on all amounts not paid or transferred by the Seller or the Collection Agent when due hereunder at a rate equal to the Prime Rate plus 2%, calculated from the date any such amount became due until the date paid in full. Any payment or other transfer of funds scheduled to be made on a day that is not a Business Day shall be made on the next Business Day, and any Discount Rate or interest rate accruing on such amount to be paid or transferred shall continue to accrue to such next Business Day. All computations of interest, fees, Discount and Funding Charges will be calculated for the actual days elapsed based on a 360 day year.
   Section 9.4. Sharing of Recoveries. Each Purchaser agrees that if it receives any recovery, through set-off, judicial action or otherwise, on any amount payable or recoverable hereunder in a greater proportion than should have been received hereunder or otherwise inconsistent with the provisions hereof, then the recipient of such recovery shall purchase for cash an interest in amounts owing to the other Purchasers (as return of Investment or otherwise), without representation or warranty except for the representation and warranty that such interest is being sold by each such other Purchaser free and clear of any Adverse Claim created or granted by such other Purchaser, in the amount necessary to create proportional participation by the Purchasers in such recovery (as if such recovery were distributed pursuant to Section 2.3). If all or any portion of such amount is thereafter recovered from the recipient, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.
   Section 9.5. Right of Setoff. At any time when a Termination Event has occurred and is continuing, each Purchaser is hereby authorized (in addition to any other rights it may have) to setoff, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by such Purchaser (including by any branches or agencies of such Purchaser) to, or for the account of, the Seller against amounts owing by the Seller hereunder (even if contingent or unmatured).
   Section 9.6. Amendments. Except as otherwise expressly provided herein, no amendment or waiver hereof will be effective unless signed by the Seller, the Agent and the Instructing Group. In addition, no amendment of any Transaction Document will, without the consent of (a) all the Committed Purchasers, (i) extend the Termination Date, the Maturity Date, the Termination Date or the date of any payment or transfer of Collections by the Seller to the Collection Agent or by the Collection Agent to the Agent, (ii) reduce the rate or extend the time of payment of Discount for any Eurodollar Tranche or Prime Tranche, (iii) reduce or extend the time of payment of any fee payable to the Committed Purchasers, (iv) except as provided herein, release, transfer or modify any Committed Purchaser’s Purchase Interest or change any Commitment, (v) amend the definition of Required Committed Purchasers, Instructing Group, Termination Event or Section 1.1, 1.2, 1.5, 2.1, 2.2, 2.3, 7.2 or 9.6, Article VI, or any provision of the Limited Guaranty, (vi) consent to the assignment or transfer by the Seller or either Originator of any interest in the Receivables other than transfers under the Transaction Documents or permit any Seller Entity to transfer any of its obligations under any Transaction Document except as expressly contemplated by the terms of the Transaction Documents, or (vii) amend any defined term relevant to the restrictions in clauses (i) through (vi) in a manner which would circumvent the intention of such restrictions or (b) the Agent, amend any provision hereof if the effect thereof is to affect the indemnities to, or the rights or duties of, the Agent or to reduce any fee payable for the Agent’s own account. Notwithstanding the foregoing, the amount of any fee or other payment due and payable from the

Seller to the Agent (for its own account) or any Purchaser may be changed or otherwise adjusted solely with the consent of the Seller and the party to which such payment is payable. Any amendment hereof will apply to each Purchaser equally and is binding upon the Seller, the Purchasers and the Agent.
   Section 9.7. Waivers. No failure or delay of the Agent or any Purchaser in exercising any power, right, privilege or remedy hereunder operates as a waiver thereof, nor will any single or partial exercise of any such power, right, privilege or remedy preclude any other or further exercise thereof or the exercise of any other power, right, privilege or remedy. Any waiver hereof will be effective only in the specific instance and for the specific purpose for which such waiver was given. After any waiver, the Seller, the Purchasers and the Agent shall be restored to their former position and rights and any Potential Termination Event waived will be deemed to be cured and not continuing, but no such waiver extends to (or impair any right consequent upon) any subsequent or other Potential Termination Event. Any additional Funding Charges or Discount that have accrued after a Termination Event before the execution of a waiver thereof, solely as a result of the occurrence of such Termination Event, may be waived by the Agent at the direction of the Purchaser entitled thereto or, in the case of Discount owing to the Committed Purchasers, of the Required Committed Purchasers.
Section 9.8. Successors and Assigns; Participations; Assignments.
    (a) Successors and Assigns. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and assigns. Except as otherwise provided herein, the Seller may not assign or transfer any of its rights or delegate any of its duties without the prior consent of the Agent and the Purchasers.
   (b) Participations. Any Purchaser may sell to one or more Persons (each a “Participant”) participating interests in the interests of such Purchaser hereunder and under the Transfer Agreement. Such Purchaser shall remain solely responsible for performing its obligations hereunder, and the Seller and the Agent shall continue to deal solely and directly with such Purchaser in connection with such Purchaser’s rights and obligations hereunder and under the Transfer Agreement. Each Participant shall be entitled to the benefits of Article VI and shall have the right of setoff through its participation in amounts owing hereunder and under the Transfer Agreement to the same extent as if it were a Purchaser hereunder and under the Transfer Agreement, which right of setoff is subject to such Participant’s obligation to share with the Purchasers as provided in Section 9.4. A Purchaser shall not agree with a Participant to restrict such Purchaser’s right to agree to any amendment hereto or to the Transfer Agreement, except amendments described in clause (a) of Section 9.6.
    (c) Assignments by Committed Purchasers. Any Committed Purchaser may assign to one or more financial institutions (“Purchasing Committed Purchasers”), acceptable to the Agent and, prior to a Termination Event, the Seller (whose consent may not be unreasonably withheld), any portion of its Commitment as a Committed Purchaser hereunder and under the Transfer Agreement and Purchase Interest pursuant to a supplement hereto and to the Transfer Agreement (a “Transfer Supplement”) in form satisfactory to the Agent executed by each such

Purchasing Committed Purchaser, such selling Committed Purchaser and the Agent. Prior to the occurrence of a Termination Event, any such assignment requires the prior written consent of the Seller which may not be unreasonably withheld. Any such assignment by a Committed Purchaser must be for an amount of at least Five Million Dollars. Each Purchasing Committed Purchaser shall pay a fee of Three Thousand Dollars to the Agent. Any partial assignment will be deemed an assignment of an identical percentage of such selling Committed Purchaser’s Investment and its Commitment as a Committed Purchaser hereunder and under the Transfer Agreement. Upon the execution and delivery to the Agent of the Transfer Supplement and payment by the Purchasing Committed Purchaser to the selling Committed Purchaser of the agreed purchase price, such selling Committed Purchaser shall be released from its obligations hereunder and under the Transfer Agreement to the extent of such assignment and such Purchasing Committed Purchaser shall for all purposes be a Committed Purchaser party hereto and shall have all the rights and obligations of a Committed Purchaser hereunder to the same extent as if it were an original party hereto and to the Transfer Agreement with a Commitment as a Committed Purchaser, any Investment and any related Assigned Conduit Settlement described in the Transfer Supplement.
   (d) Replaceable Committed Purchasers. If any Committed Purchaser other than ABN AMRO (a “Replaceable Committed Purchaser”) (i) petitions the Seller for any amounts under Section 6.2 or (ii) has a short-term debt rating lower than the “A-1” by S&P and “P-1” by Moody’s, the Seller or the Conduit may designate a replacement financial institution (a “Replacement Committed Purchaser”) reasonably acceptable to the Agent and, prior to the occurrence of a Termination Event, consented to by the Seller (which consent shall not be unreasonably withheld) to which such Replaceable Committed Purchaser shall, subject to its receipt of an amount equal to its Investment, any related Assigned Conduit Settlement, and accrued Discount and fees thereon (plus, from the Seller, any Early Payment Fee that would have been payable if such transferred Investment had been paid on such date) and all amounts payable under Section 6.2, promptly assign all of its rights, obligations and Commitment hereunder and under the Transfer Agreement, together with all of its Purchase Interest, and any related Assigned Conduit Settlement, to the Replacement Committed Purchaser in accordance with Section 9.8(c).
    (e) Assignment by the Conduit. Each party hereto agrees and consents (i) to the Conduit’s assignment, participation, grant of security interests in or other transfers of any portion of, or any of its beneficial interest in, the Conduit Purchase Interest and the Conduit Settlement and (ii) to the complete assignment by the Conduit of all of its rights and obligations hereunder to ABN AMRO or any other Person, and upon such assignment the Conduit shall be released from all obligations and duties hereunder to the extent accruing thereafter; provided, however, that the Conduit may not, without the prior consent of the Required Committed Purchasers and, prior to the occurrence of a Termination Event, the Seller, which consent of the Seller shall not be unreasonably withheld, transfer any of its rights hereunder or under the Transfer Agreement unless the assignee (i) is an entity whose principal business is the purchase of assets similar to the Receivables, (ii) has ABN AMRO as its administrative agent and (iii) issues commercial paper with credit ratings substantially identical to the Ratings. The Conduit shall promptly notify each party hereto of any such assignment. Upon such an assignment of any portion of the Conduit’s Purchase Interest and the Conduit Settlement, the assignee will have all of the rights of the Conduit hereunder relating to such Conduit Purchase Interest and the Conduit Settlement.

Nothing in this Agreement shall be construed to require the consent of any person to the transfer by the Conduit of any of its right, title and interest in and to the Receivables, the Related Security or the Collections.
    (f) Opinions of Counsel. If required by the Agent or to maintain the Ratings, each Transfer Supplement must be accompanied by an opinion of counsel of the assignee as to such matters as the Agent may reasonably request.
   Section 9.9. Intended Tax Characterization. It is the intention of the parties hereto that, for United States federal income tax purposes (and to the extent permitted by law, any other Tax purposes), the transactions contemplated hereby be treated as a loan by the Purchasers (through the Agent) to the Seller (and thereby indirectly a loan to each Originator pursuant to the Purchase and Sale Agreement) that is secured by the Receivables (the “Intended Tax Characterization”). The parties hereto agree to report and otherwise to act for the purposes of all Taxes in a manner consistent with the Intended Tax Characterization.
  Section 9.10. Confidentiality. The parties hereto agree to hold the Transaction Documents or any other confidential or proprietary information received in connection therewith in confidence and agree not to provide any Person with copies of any Transaction Document or such other confidential or proprietary information other than to (i) any officers, directors, members, managers, employees or outside accountants, auditors or attorneys thereof, (ii) any prospective or actual assignee or participant which (in each case) has signed a confidentiality agreement containing provisions substantively identical to this Section, (iii) any rating agency, (iv) any surety, guarantor or credit or liquidity enhancer to the Agent or any Purchaser which (in each case) has signed a confidentiality agreement substantially in the form of the confidentiality agreement signed by the Agent prior to the date hereof, (v) any entity organized to loan, or make loans secured by, financial assets for which ABN AMRO provides managerial services or acts as an administrative agent which (in each case) has signed a confidentiality agreement substantially in the form of the confidentiality agreement signed by the Agent prior to the date hereof, (vi) the Conduit’s administrator, management company, referral agents, issuing agents or depositaries or CP Dealers and (vii) Governmental Authorities with appropriate jurisdiction. Notwithstanding the above stated obligations, provided that the other parties hereto are given notice of the intended disclosure or use, the parties hereto will not be liable for disclosure or use of such information which such Person can establish by tangible evidence: (i) was required by law, including pursuant to a valid subpoena or other legal process, (ii) was in such Person’s possession or known to such Person prior to receipt, (iii) is or becomes known to the public through disclosure in a printed publication (without breach of any of such Person’s obligations hereunder) or (iv) should be disclosed in any of such Person’s filings with the Securities and Exchange Commission in such Person’s reasonable business judgment. Notwithstanding this provision or any other provision in the Transaction Documents, the parties hereto and to the Transaction documents (and each employee, representative, or other agent thereof) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of any transactions described herein in the Transaction Documents (including opinions or other tax analysis) provided to a party relating to such tax treatment or tax structure.
  Section 9.11. Agreement Not to Petition. Each party hereto agrees, for the benefit of the holders of the privately or publicly placed indebtedness for borrowed money for the Conduit, not, prior to the date which is one (1) year and one (1) day after the payment in full of all such indebtedness, to acquiesce, petition or otherwise, directly or indirectly, invoke, or cause the Conduit to invoke, the process of any Governmental Authority for the purpose of (a) commencing or sustaining a case against the Conduit under any federal or state bankruptcy, insolvency or similar law (including the Federal Bankruptcy Code), (b) appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official for the Conduit, or any substantial part of its property, or (c) ordering the winding up or liquidation of the affairs of the Conduit. The provisions of this Section 9.11 will survive the termination of this Agreement.
  Section 9.12. Excess Funds. Notwithstanding any provisions contained in this Agreement to the contrary, the Conduit shall not, and shall not be obligated to, pay any amount pursuant to this Agreement unless (i) the Conduit has received funds which may be used to make such payment and which funds are not required to repay its commercial paper notes when due and (ii) after giving effect to such payment, either (x) the Conduit could issue commercial paper notes to refinance all of its outstanding commercial paper notes (assuming such outstanding commercial paper notes matured at such time) in accordance with the program documents governing the Conduit’s securitization program or (y) all of the Conduit’s commercial paper notes are paid in full. Any amount which the Conduit does not pay pursuant to the operation of the preceding sentence will not constitute a claim (as defined in §101 of the United States Bankruptcy Code) against or corporate obligation of the Conduit for any such insufficiency unless and until the Conduit satisfies the provisions of clauses (i) and (ii) above. The provisions of this Section 9.12 will survive the termination of this Agreement.
  Section 9.13. No Recourse. The obligations of the Conduit, its management company, its administrator and its referral agents (each a “Program Administrator”) under any Transaction Document or other document (each, a “Program Document”) to which a Program Administrator is a party are solely the corporate obligations of such Program Administrator and no recourse may be had for such obligations against any Affiliate, director, officer, member, manager, employee, attorney or agent of any Program Administrator.
  Section 9.14. Headings; Counterparts. Article and Section Headings in this Agreement are for reference only and do not affect the construction of this Agreement. This Agreement may be executed by different parties on any number of counterparts, each of which constitute an original and all of which, taken together, constitute one and the same agreement.
  Section 9.15. Cumulative Rights and Severability. All rights and remedies of the parties hereunder are cumulative and non-exclusive of any rights or remedies such Persons have under law or otherwise. Any provision hereof that is prohibited or unenforceable in any jurisdiction is ineffective in such jurisdiction to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and without affecting such provision in any other jurisdiction.
  Section 9.16. Governing Law; Submission to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York. Each of the parties hereto hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in New York, New York for purposes of all legal proceedings arising out of, or relating to, the Transaction Documents or the transactions contemplated thereby. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have to the venue of any such proceeding and any claim that any such proceeding has been brought in an inconvenient forum. Nothing in this Section 9.16 shall affect the right of any party hereto to bring any action or proceeding against another or its property in the courts of other jurisdictions.
  Section 9.17. Waiver of Trial by Jury. Each party hereto irrevocably waives all right of trial by jury in any action, proceeding or counterclaim arising out of, or in connection with, any transaction document or any matter arising thereunder, whether sounding in contract, tort or otherwise.
  Section 9.18. Third Party Beneficiaries. Each Collection Agent Indemnified Party, Indemnified Party and Funding Party that is not a party to this Agreement is a third party beneficiary (each a “Named Beneficiary”) of this Agreement with a right to enforce the provisions of this Agreement that inure to its benefit. Any amendment or waiver of this Agreement executed and delivered pursuant to Section 9.8 is binding on such Named Beneficiaries. This Agreement is not intended to, nor may it be deemed to, create any rights of enforcement in any Persons that are neither signatories to this Agreement nor Named Beneficiaries.
  Section 9.19. Entire Agreement. The Transaction Documents constitute the entire understanding of the parties thereto concerning the subject matter thereof. Any previous or contemporaneous agreements, whether written or oral, concerning such matters are superseded thereby.
  Section 9.20. Limited Recourse. The obligations of the Seller and the Collection Agent under any Transaction Document or other document to which the Seller or the Collection Agent is a party are solely the company obligations of such Person and no recourse may be had for such obligations against any director, officer, member, manager, employee, attorney or agent of such Person.

    In Witness Whereof, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.
ABN AMRO Bank N.V., as the Agent ABN AMRO Bank N.V., as a Committed
Purchaser
By /s Illegible ........................ By /s Illegible
Title M.D. ............................ Title M.D.
By /s Christopher M. Burke .............. By s/ Christopher M. Burke
Title Vice President ................. Title Vice President
Amsterdam Funding Corporation
By /s Illegible
Title President

Tronox Funding LLC, as Seller
By /s Melody A. Walke
—
Title President
—
Address: 211 N. Robinson, Room 564
Oklahoma City, OK 73102
Attention: M. A. Walke
Telephone: (405) 775-5485
Telecopy: (405) 775-5153
Tronox Worldwide LLC,
as Initial Collection Agent
By /s Melody A. Walke
—
Title Vice President & Treasurer
—
Address: 211 N. Robinson, Suite 300
Oklahoma City, OK 73102
Attention: M. E. Booker
Telephone: (405) 775-5161
Telecopy: (405) 775-4671

Schedule I
Definitions
The following terms have the meanings set forth, or referred to, below:
    “ABN AMRO” means ABN AMRO Bank N.V. in its individual capacity and not in its capacity as the Agent.
    “Accounting Authority” means any accounting board or authority (whether or not part of a government) which is responsible for the establishment or interpretation of national or international accounting principles, in each case whether foreign or domestic.
    “Accrued Rebate” means, at any date, the accrued amount carried in either Originator’s records for rebates and allowances that have been accruing for a potential obligation and are payable by it to Obligors pursuant to such Originator’s rebate and allowance programs for an Obligor from time to time in effect, in which entitlement to such rebate or allowance is earned by an Obligor upon the purchase of merchandise or services from such Originator.
    “Adjusted Dilution Ratio” means at any time means the 12-month rolling average of the Dilution Ratio for the 12 Settlement Periods then most recently ended.
    “Adverse Claim” means, for any asset or property of a Person, a lien, security interest, charge, mortgage, pledge, hypothecation, assignment or encumbrance, or any other right or similar claim that a claimant has a property interest in an asset and that is a violation of the rights of the claimant for another person to hold, transfer or otherwise deal with such asset (other than a claim being contested in good faith by appropriate proceedings), in, of or on such asset or property in favor of any other Person, except those created by the Transaction Documents; provided that the following shall not constitute an “Adverse Claim” for purposes of this definition: (a) any defense or claim of an Obligor arising from the terms of any contract between such Obligor and the Originator, (b) any defense or claim of an Obligor against an Originator accruing prior to any notification to such Obligor of the sale and assignment to the Seller, (c) any other claim that would not materially and adversely affect the collectibility of any Receivables or the enforcement of any related contract against the Obligor, (d) liens imposed by law for Taxes that are not yet due or are being contested in good faith in appropriate proceedings, (e) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in good faith in appropriate proceedings, and (f) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations.
    “Affiliate” means, for any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person. For purposes of this definition, “control” means the power, directly or indirectly, to either (i) vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors of a Person or (ii) cause the direction of the management and policies of a Person.

“Agent” is defined in the first paragraph hereof.
“Agent’s Account” means the account designated to the Seller and the Purchasers by the Agent.
    “Aggregate Commitment” means $102,000,000, as such amount may be reduced pursuant to Section 1.6.
“Aggregate Investment” means the sum of the Investments of all Purchasers.
    “Aggregate Reserve” means, as of any date of determination, the sum of the Loss Reserve, Dilution Reserve and Discount Reserve as such amount was most recently calculated.
    “Assigned Conduit Settlement” means, for each Committed Purchaser for any Put, the product of such Purchaser’s Purchase Interest and the amount of the Conduit Settlement being transferred pursuant to such Put.
    “Bankruptcy Event” means, for any Person, that (a) such Person makes a general assignment for the benefit of creditors or any proceeding is instituted by or against such Person seeking to adjudicate it bankrupt or insolvent, or seeking the liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors and, if instituted against such Person, such proceeding remains undismissed and unstayed for a period of 30 days, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property or such Person generally does not pay its debts as such debts become due or admits in writing its inability to pay its debts generally or (b) such Person takes any corporate action to authorize any such action.
    “Business Day” means any day other than (a) a Saturday, Sunday or other day on which banks in New York City, New York or Chicago, Illinois are authorized or required to close, (b) a holiday on the Federal Reserve calendar and, (c) solely for matters relating to a Eurodollar Tranche, a day on which dealings in Dollars are not carried on in the London interbank market.
    “Canadian Receivables” means Receivables due from Obligors which are residents of, or organized under the laws of, or with chief executive offices in, Canada so long as (A) Canada has a long-term country risk rating of not less than BBB- by S&P and Baa3 by Moody’s and (B) all payments of such Receivables are required to be made in USA dollars into a Lock-Box Account.
    “Cash Collateral” means the Cash Collateral Account, all funds from time to time credited to the Cash Collateral Account, all financial assets (including, without limitation, Permitted Investments from time to time acquired with any such funds or otherwise credited to the Cash Collateral Account, all interest, dividends, cash instruments and other investment property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such funds or such financial assets, and all proceeds of, collateral for, and supporting obligations thereof.

“Cash Collateral Account” is defined in Section 3.10 hereof.
    “Cash Secured Investment” means, in respect of any Committed Purchaser, without duplication, that portion of the Investment of such Purchaser secured by amounts on deposit at such time in the Cash Collateral Account (including any such proceeds invested by the Collection Agent, at such time in Permitted Investments, it being understood that the amount of such Purchaser’s Cash Secured Investment shall be decreased by such Purchaser’s Ratable Share of the funds paid from time to time from the Cash Collateral Account to the Seller in connection with Incremental Purchases made from time to time during the Term-Out Period by such Committed Purchaser).
“Cash Secured Purchase Commencement Date” is defined in Section 1.10 hereof.
    “Charge-Off” means any Receivable that has or should have been (in accordance with the Credit and Collection Policy) charged off or written off by the Seller.
    “Collection” means any amount paid on a Receivable or actually remitted by the Seller as a Deemed Collection under Section 1.5(b).
“Collection Agent” is defined in Section 3.1(a).
“Collection Agent Fee” is defined in Section 3.6.
“Collection Agent Fee Rate” means 0.75%.
“Collection Agent Indemnified Losses” is defined in Section 3.9.
“Collection Agent Indemnified Party” is defined in Section 3.9.
    “Commitment” means, for each Committed Purchaser, the amount set forth on Schedule II, as adjusted in accordance with Sections 1.6 and 9.8.
“Committed Purchasers” is defined in Section 1.1(b).
“Conduit” is defined in the first paragraph hereof.
    “Conduit Funding Source” means any insurance company, bank or other financial institution providing liquidity, back-up purchase or credit support for the Conduit.
    “Conduit Settlement” means the sum of all claims and rights to payment pursuant to Section 1.5 or 1.7 or any other provision owed to the Conduit (or owed to the Agent or the Collection Agent for the benefit of the Conduit) by the Seller that, if paid, would be applied to reduce the Conduit’s Investment.
    “CP Dealer” means, at any time, each Person the Conduit then engages as a placement agent or commercial paper dealer.

    “CP Discount” means, for any Discount Period, the amount of interest or discount accrued, during such Discount Period on all the outstanding commercial paper, or portion thereof, issued by the Conduit to fund its Investment, including all dealer commissions and other costs of issuing commercial paper, whether any such commercial paper was issued specifically to fund such Investment or is allocated, in whole or in part, to such funding.
    “CP Rate” means, for any CP Tranche Period, a rate per annum equal to the weighted average of the rates at which commercial paper notes having a term equal to such CP Tranche Period may be sold by any CP Dealer selected by the Conduit, as agreed between each such CP Dealer and the Conduit. If such rate is a discount rate, the CP Rate shall be the rate resulting from the Conduit’s converting such discount rate to an interest-bearing equivalent rate. The CP Rate shall include all costs and expenses to the Conduit of issuing the related commercial paper notes, including all dealer commissions and note issuance costs in connection therewith.
“CP Tranche” means a Tranche which accrues Discount based on the CP Rate.
    “Credit and Collection Policy” means each Originator’s credit and collection policy and practices relating to Receivables attached hereto as Exhibit G, as the same may be amended from time to time with the consent of the Agent (which shall not be unreasonably withheld).
    “Credit Sales” means, for any period of determination, the aggregate amount of trade receivables with credit terms of any kind originated by the Originators during such period.
“Deemed Collections” is defined in Section 1.5(c).
    “Default Horizon” means for any Settlement Period the calendar month ending five months prior to the beginning of such Settlement Period.
    “Default Ratio” means, for any Settlement Period, a fraction (expressed as a percentage), the numerator of which is the aggregate Outstanding Balance of all Defaulted Receivables as of the end of such Settlement Period and the denominator of which is the amount of Credit Sales generated during the Default Horizon from North American Obligors that are not Affiliates of the Seller or either Originator.
    “Defaulted Receivable” means any Receivable (a) on which any amount is unpaid by the Obligor thereof more than 90 days but less than 121 days past the invoice due date thereof or (b) which is a Charge-Off.
    “Delinquency Ratio” means, for any Settlement Period, a fraction (expressed as a percentage), the numerator of which is the aggregate Outstanding Balance of all Delinquent Receivables as of the end of such Settlement Period and the denominator of which is the aggregate Outstanding Balance of Receivables due from North American Obligors that are not Affiliates of the Seller or either Originator.
    “Delinquent Receivable” means any Receivable on which any amount is unpaid more than 90 days after the invoice due date thereof.

    “Deposit Date” means each day on which any Collections are deposited in any Lock-Box Account or on which the Collection Agent receives any Collections.
    “Designated Financial Officer” means the chief financial officer, treasurer or assistant treasurer of the Seller or the relevant Seller Entity, as applicable.
    “Dilution” means, for any Settlement Period, the amount of Deemed Collections deemed to be received during such Settlement Period pursuant to Section 1.5(b).
    “Dilution Horizon” means, for any Settlement Period, the calendar month ending immediately prior to the beginning of such Settlement Period.
    “Dilution Ratio” means, for any Settlement Period, a fraction (expressed as a percentage), the numerator of which is the total amount of Dilution during such Settlement Period, and the denominator of which is the amount of Credit Sales generated during the Dilution Horizon.
    “Dilution Reserve” means, for any Settlement Period, the product of (i) the greater of (A) 3.0%, and (B) the amount obtained by multiplying 2.5 times the highest three-month average Dilution Ratio experienced during the most recent twelve month period, and (ii) the Net Receivables Balance as of the last day of such Settlement Period.
    “Discount” means, for any Tranche Period, (a) the product of (i) the Discount Rate for such Tranche Period, (ii) the total amount of Investment allocated to the Tranche Period, and (iii) the number of days elapsed during such Tranche Period divided by (b) 360.
    “Discount Period” means, with respect to any Settlement Date or the Termination Date, the period from and including the preceding Settlement Date (or if none, the date that the first Incremental Purchase is made hereunder) to but not including such Settlement Date or Termination Date, as applicable.
    “Discount Rate” means, (i) for any Tranche Period relating to a CP Tranche, the CP Rate applicable thereto, (ii) for any Tranche Period relating to a Eurodollar Tranche, the Eurodollar Rate applicable thereto and (iii) for any Tranche Period relating to a Prime Tranche, the Prime Rate applicable thereto.
    “Discount Reserve” means, at any time, the product of (a) 1.5, (b) the rate announced by ABN AMRO as its “Prime Rate” (which may not be its best or lowest rate) plus 1.00%, (c) Aggregate Investment, (d) multiplied a fraction, the numerator of which is the average Turnover Ratio for the most recent three Settlement Periods and the denominator of which is 360.
“Dollar” and “$” means lawful currency of the United States of America.
    “Early Payment Fee” means, if any Investment of a Purchaser allocated (or, in the case of a requested Purchase not made by the Committed Purchasers for any reason other than their default, scheduled to be allocated) to a Tranche Period for a CP Tranche or Eurodollar Tranche is

reduced or terminated before the last day of such Tranche Period (the amount of Investment so reduced or terminated being referred to as the “Prepaid Amount”), the cost to the relevant Purchaser of terminating or reducing such Tranche, which (a) for a CP Tranche means any compensation payable in prepaying the related commercial paper or, if not prepaid, any shortfall between the amount that will be available to the Conduit on the Maturity Date of the related commercial paper from reinvesting the Prepaid Amount in Permitted Investments and the Face Amount of such commercial paper and (b) for a Eurodollar Tranche will be determined based on the difference between the LIBOR applicable to such Tranche and the LIBOR applicable for a period equal to the remaining maturity of the Tranche on the date the Prepaid Amount is received.
“Eligible Receivable” means, at any time, any Receivable:
    (i) the Obligor of which (a) is (1) a resident of, or organized under the laws of, or with its chief executive office in, the USA, (2) the Obligor of a Canadian Receivable or (3) the Obligor of a Mexican Receivable; (b) is not an Affiliate of any of the parties hereto or an Originator; (c) is not a government or a governmental subdivision or agency; (d) has not suffered a Bankruptcy Event unless such Obligor has (1) been a debtor in a case under Chapter 11 of the Bankruptcy Code and (2) has confirmed a Chapter 11 plan in such case that has become effective and provides for the continued operations of such Obligor or unless the related Originator has been designated as a “critical vendor” and the Obligor thereunder has obtained (x) in the case of any Receivable originated pre-petition, a final court order approving the payment of the pre-petition claims of such Originator on an administrative priority basis or (y) in the case of any Receivable originated post-petition, (A) requisite court approval to pay the post-petition claims of such Originator on an administrative priority basis and (B) a debtor-in-possession financing facility and management of the applicable Originator reasonably believes that such financing will be available to pay the Receivables owing by such Obligor, and, in any such case, such Obligor has agreed post-petition to pay the Receivables owing by such Obligor on a current basis in accordance with its terms; (e) is not an Obligor for which 50% of the Outstanding Balance of Receivables owed by such Obligor are Delinquent Receivables; and (f) is not the Obligor of any Defaulted Receivable or Receivable that became a Charge-Off;
    (ii) which is stated to be due and payable within 90 days after the invoice therefore; provided, however, that up to 5.0% of the Net Receivables Balance may consist of Receivables which are stated to be due and payable more than 90 days, but less than 120 days after the invoice therefor;
    (iii) which is not a Receivable more than 120 days beyond its invoice due date or a Charge-Off;
    (iv) which is an “account” within the meaning of Article 9 of the UCC of all applicable jurisdictions;
(v) which is denominated and payable only in Dollars in the USA;
    (vi) which (i) arises under a contract, that is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms subject to no offset, counterclaim, defense or other Adverse Claim, and (ii) is not subject to rejection in a proceeding under the Bankruptcy Code in which an Originator or Seller is the debtor;
   (vii) which arises under a contract that (a) contains an obligation to pay a specified sum of money and is subject to no contingencies, (b) does not require the Obligor under such contract to consent to the transfer, sale or assignment of the rights of an Originator under such contract, (c) does not contain a confidentiality provision that purports to restrict the assignability or enforcement by any assignee of the related Receivables any Purchaser’s exercise of rights under this Agreement, including, without limitation, the right to review such contract, (d) has not been extended, rewritten or otherwise modified from its original terms and (e) directs that payment be made to a Lock-Box or other collection account;
   (viii) which does not, in whole or in part, contravene in any material respect any law, rule or regulation applicable thereto (including, without limitation, those relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy);
    (ix) which satisfies all applicable requirements of the Credit and Collection Policy and was generated in the ordinary course of the applicable Originator’s business from the sale of goods or provision of services to a related Obligor solely by such Originator;
    (x) the transfer, sale or assignment of which does not contravene any applicable law, rule or regulation; and
    (xi) as to which an invoice has been issued and all (or the agreed part of) the relevant goods and services to which it relates have been delivered and performed (e.g., an agreed milestone has been reached) and all (or the agreed part of) the requirements of any contract related thereto concerning the nature, amount, quality, condition or delivery of the goods or services, or upon which payment of such Receivable may be dependent, have been fulfilled in all material respects, to the extent necessary to ensure that no facts or circumstances are known by either Originator by reason of which either; (i) any proceedings, set off, counterclaim or defense whatsoever in respect to any Receivable arising from such contract; or (ii) any other material adverse effect on the outstanding balance, collectability or enforceability of any Receivable arising from such contract;
   (xii) a valid and binding ownership interest or first priority perfected security interest in which has been conveyed or granted by the applicable Originator to the Seller under the Purchase Agreement free and clear of any Adverse Claim; and
   (xiii) in which, at all times following the transfer of an interest therein to the Agent, the Agent (on behalf of the Purchasers) will have a valid and binding (except as between the Purchasers) ownership interest or first priority perfected security interest.
    “Eligible Receivables Balance” means, at any time, the aggregate Outstanding Balance of all Eligible Receivables.
    “Environmental Laws” means and all laws, rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees, or other legally enforceable requirements (including common law) of any foreign government, the United States, or any Governmental Authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, employee health and safety, or Materials of Environmental Concern, as has been, is now, or may at any time hereafter be, in effect.
    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.
    “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Seller Entity within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
    “ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Seller Entity or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Seller Entity or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Seller Entity or any ERISA Affiliate.
    “Eurodollar Rate” means, for any Tranche Period for a Eurodollar Tranche, the sum of (a) LIBOR for such Tranche Period divided by 1 minus the “Reserve Requirement” plus (b) 0.25%; where “Reserve Requirement” means, for any Tranche Period for a Eurodollar Tranche, the maximum reserve requirement imposed during such Tranche Period on “eurocurrency liabilities” as currently defined in Regulation D of the Board of Governors of the Federal Reserve System.
    “Eurodollar Tranche” means a Tranche which accrues Discount based on the Eurodollar Rate.

    “Face Amount” means the face amount of any Conduit commercial paper issued on a discount basis or, if not issued on a discount basis, the principal amount of such note and interest scheduled to accrue thereon to its stated maturity.
    “Federal Funds Rate” means for any day the greater of (i) the average rate per annum as determined by ABN AMRO at which overnight Federal funds are offered to ABN AMRO for such day by major banks in the interbank market, and (ii) if ABN AMRO is borrowing overnight funds from a Federal Reserve Bank that day, the average rate per annum at which such overnight borrowings are made on that day. Each determination of the Federal Funds Rate by ABN AMRO is conclusive and binding on the Seller except in the case of manifest error.
    “Fee Letter” means the letter agreement dated as of the date hereof among the Seller and the Agent.
    “Funding Agreement” means any agreement or instrument executed by the Conduit and executed by or in favor of any Conduit Funding Source or executed by any Conduit Funding Source at the request of the Conduit (including the Program LOC).
    “Funding Charges” means, for any day, the product of (i) the per annum rate (inclusive of dealer fees and commissions) paid or payable by the Conduit in respect of commercial paper notes on such day that are allocated, in whole or in part, to fund or maintain its Investment for such day, as determined by the Agent and other costs allocated by the Purchaser to fund or maintain its Investment associated with the funding by the Conduit of small or odd lot amounts that are not funded with commercial paper notes and (ii) the Conduit’s Investment as of the end of such day and (iii) 1/360.
“Funding Parties” is defined in Section 6.2.
    “GAAP” means generally accepted accounting principles in the USA, applied on a consistent basis.
    “Governmental Authority” means any (a) Federal, state, municipal or other governmental entity, board, bureau, agency or instrumentality, (b) administrative or regulatory authority (including any central bank or similar authority) or (c) court, judicial authority or arbitrator, in each case, whether foreign or domestic.
“Incremental Purchase” is defined in Section 1.1(b).
“Initial Collection Agent” is defined in the first paragraph hereof.
    “Instructing Group” means the Required Committed Purchasers and, unless the Conduit has indicated it no longer intends to be a party hereto and the Conduit has no Investment, the Conduit.
    “Intended Tax Characterization” is defined in Section 9.9.

    “Interim Liquidation” means any time before the Maturity Date during which no Reinvestment Purchases are made by any Purchaser, as established pursuant to Section 1.2.
    “Investment” means, for each Purchaser, (a) the sum of (i) all Incremental Purchase Amounts of such Purchaser and (ii) the aggregate amount of any payments or exchanges made by, or on behalf of, such Purchaser to any other Purchaser to acquire Investment from such other Purchaser minus (b) all Collections, amounts received from other Purchasers and other amounts received or exchanged and, in each case, applied by the Agent or such Purchaser to reduce such Purchaser’s Investment. A Purchaser’s Investment will be restored to the extent any amounts so received or exchanged and applied are rescinded or must be returned for any reason.
    “LIBOR” means, for any Tranche Period for a Eurodollar Tranche or other time period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in Dollars for a period equal to such Tranche Period or other period, which appears on the display designated as “Reuters Screen LIBOR01 Page” (or any successor page or successor service that displays the British Bankers’ Association Interest Settlement Rates for Dollar deposits) as of 11:00 a.m. (London, England time) two Business Days before the commencement of such Tranche Period or other period. If for any Tranche Period for a Eurodollar Tranche no such displayed rate is available (or, for any other period, if such displayed rate is not available or the need to calculate LIBOR is not notified to the Agent at least 3 Business Days before the commencement of the period for which it is to be determined), the Agent shall determine such rate based on the rates ABN AMRO is offered deposits of such duration in the London interbank market.
    “Limited Guaranty” means the Limited Guaranty, dated the date hereof, by the Parent in favor of the Agent.
    “Liquidation Period” means, for the Conduit only, all times when the Conduit is not making Reinvestment Purchases pursuant to Section 1.1(d) and, for all Purchasers, all times (x) during an Interim Liquidation and (y) on and after the Termination Date or, if the Seller has provided the written notice pursuant to Section 1.10, the Maturity Date.
“Liquidity Providers” is defined in the first paragraph hereof.
    “Lock-Box” means each post office box or bank box listed on Exhibit F, as revised pursuant to Section 5.1(i).
    “Lock-Box Account” means each account maintained by the Collection Agent at a Lock-Box Bank for the purpose of receiving or concentrating Collections.
    “Lock-Box Agreement” means each agreement between an Originator or the Collection Agent and a Lock-Box Bank concerning a Lock-Box Account.
    “Lock-Box Bank” means each bank listed on Exhibit F, as revised pursuant to Section 5.1(i).

    “Lock-Box Letter” means a letter acceptable to the Agent from the Seller, the applicable Originator(s) and the Collection Agent to each Lock-Box Bank, acknowledged and accepted by such Lock-Box Bank and the Agent.
    “Loss Horizon” means, for any Settlement Period, the six most recent calendar months ending immediately prior to the beginning of such Settlement Period.
    “Loss Horizon Ratio” means, for any Settlement Period, a fraction (expressed as a percentage) the numerator of which is the aggregate Credit Sales generated by the Originators during the Loss Horizon and the denominator of which is the Net Receivables Balance as of the last day of such Settlement Period.
    “Loss Reserve” means, for any Settlement Period, the product of (i) the greater of (a) 15% and (b) (1) 2.5 multiplied by (2) the Loss Horizon Ratio multiplied by (3) the highest three-month rolling average Default Ratio (expressed as a percentage) as of the last day of each of the last 12 Settlement Periods, multiplied by (ii) the Net Receivables Balance as of the last day of such Settlement Period.
    “Material Adverse Effect” means, a material adverse effect on (a) the business, assets, property or condition (financial or otherwise) of the Seller and the Seller Entities taken as a whole, (b) the validity, enforceability or priority of the security interests created by the Transaction Documents or (c) the validity or enforceability of the Transaction Documents or the material rights or remedies of the Agent or the Purchasers under the Transaction Documents.
    “Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, ureaformaldehyde insulation, asbestos, pollutants, contaminants, radioactivity and any other substances of any kind, that is regulated pursuant to or could give rise to liability under any Environmental Law.
    “Matured Aggregate Investment” means, at any time, the Matured Value of the Conduit’s Investment plus the total Investments of all other Purchasers then outstanding.
    “Matured Value” means, of any Investment, the sum of such Investment and all unpaid Discount scheduled to become due (whether or not then due) on such Investment during all Tranche Periods to which any portion of such Investment has been allocated.
    “Maturity Date” means either (a) the Termination Date or (b) if the Seller has provided the written notice pursuant to Section 1.10, the earliest to occur after the Scheduled Termination Date of (i) the Business Day designated by the Seller with no less than thirty (30) Business Days prior notice to the Agent, (ii) the occurrence of a Termination Event and (iii) September 19, 2010.
    “Maximum Incremental Purchase Amount” means, at any time, the lesser of (a) the difference between the Purchase Limit and the Aggregate Investment then outstanding and (b)

the difference between the Aggregate Commitment and the Matured Aggregate Investment then outstanding.
    “Mexican Receivables” means Receivables due from Obligors which are residents of, or organized under the laws of, or with chief executive offices in, Mexico so long as (A) Mexico has a long-term country risk rating of not less than BBB- by S&P and Baa by Moody’s and (B) all payments of such Receivables are required to be made in USA dollars into a Lock-Box Account.
“Moody’s” means Moody’s Investors Service, Inc.
    “Multiemployer Plan” means a “multiemployer plan”, within the meaning of Section 4001(a)(3) of ERISA, to which a Seller Entity or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding five calendar years, has made, or been obligated to make, contributions.
    “Net Receivables Balance” means the Eligible Receivable Balance less the sum of (without duplication) (i) the amount by which the Outstanding Balance of all Eligible Receivables of each Obligor and its Affiliates exceeds the Obligor Concentration Limit or Special Limit for such Obligor, (ii) the amount by which the Outstanding Balance of Eligible Receivables that are Canadian Receivables exceeds 5.0% of the Eligible Receivables Balance, (iii) the amount by which the Outstanding Balance of Eligible Receivables that are Mexican Receivables exceeds the 2.0% of the Eligible Receivables Balance, and (iv) 75.0% of the Accrued Rebates applicable to North American Obligors.
    “North American Obligors” means (i) any Obligor of which is a resident of, or organized under the laws of, or with its chief executive office in, the USA, (ii) any Obligor of a Canadian Receivable which is an Eligible Receivable, or (iii) any Obligor of a Mexican Receivable which is an Eligible Receivable.
    “Obligor Concentration Limit” means, with respect to any Obligor not then the subject of a Special Limit, an amount not to exceed the Obligor Concentration Limit (set forth in the following table based upon the senior unsecured long-term indebtedness rating of such Obligor) of the Eligible Receivables Balance.

Obligor senior Obligor senior
unsecured long-term            unsecured long-term
indebtedness            indebtedness Obligor
rating rating Concentration
Level by Moody’s by S&P Limit
—— —— —— —

I	A2 or higher	A or higher	10.0%

II	Baa3	BBB-	5.0%

III	Below Baa3 or no rating	Below BBB- or no rating	3.0%

    If each of Moody’s and S&P shall not have in effect a senior unsecured long-term indebtedness rating for an Obligor, then each of such rating agencies shall be deemed to have established a rating in Level III. If the corresponding ratings of Moody’s and S&P for the senior unsecured long-term indebtedness rating of an Obligor are different, the Obligor Concentration Limit shall be determined by reference to the Level applicable to the higher of the ratings, unless one of the ratings is two or more gradations within major ratings categories lower than the other, in which case the Obligor Concentration Limit shall be determined by reference to the Level applicable to the gradation within a major rating category next above that of the lower of the ratings; provided, however, that if only one of Moody’s or S&P shall have established a senior unsecured long-term indebtedness rating for an Obligor, then the Obligor Concentration Limit shall be determined by reference to such available rating.
    “Obligor” means, for any Receivable, each Person obligated to pay such Receivable (including any guarantor of such obligation); provided, however, that “Obligor” does not include any Seller Entity or any Affiliate of a Seller Entity.
“Originator” or “Originators” means Tronox LLC and/or Tronox Pigments (Savannah) Inc.
    “Outstanding Balance” means, for any Receivable, at any time the unpaid amount thereof exclusive of all interest and finance charges, late payment charges, delinquency charges and extension and collection fees and charges.
“Parent” means Tronox Incorporated, a Delaware corporation.
    “Parent Credit Agreement” means the Credit Agreement dated as of November 28, 2005, among Parent, the Initial Collection Agent, Lehman Brothers Inc. and Credit Suisse, as arrangers, the lenders from time to time party thereto, ABN AMRO Bank N.V., as syndication agent, JPMorgan Chase Bank, N.A. and Citicorp USA, Inc., as documentation agents and Lehman Commercial Paper Inc., as administrative agent, as amended, modified or supplemented from time to time.
    “PBGC” means the Pension Benefit Guaranty Corporation.

    “Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which any Seller Entity sponsors or maintains, or to which it makes, is making, or is obliged to make contributions, or in the case of a multiple employer plan (as defined in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.
“Periodic Report” is defined in Section 3.3.
    “Permitted Investments” shall mean (a) evidences of indebtedness, maturing not more than thirty (30) days after the date of purchase thereof, issued by, or the full and timely payment of which is guaranteed by, the full faith and credit of, the federal government of the United States of America, (b) repurchase agreements with banking institutions or broker-dealers that are registered under the Securities Exchange Act of 1934 fully secured by obligations of the kind specified in clause (a) above, (c) money market funds denominated in Dollars rated not lower than A-1 (and without the “r” symbol attached to any such rating) by S&P and P-1 by Moody’s or otherwise acceptable to the Rating Agencies or (d) commercial paper denominated in Dollars issued by any entity organized under the laws of the United States or any political subdivision thereof, provided that such commercial paper is rated at least A-1 (and without any “r” symbol attached to any such rating) thereof by S&P and at least Prime-1 thereof by Moody’s.
    “Person” means an individual, partnership, corporation, limited liability company, association, joint venture, Governmental Authority or other entity of any kind.
    “Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which a Seller Entity sponsors or maintains or to which a Seller Entity makes, is making, or is obligated to make contributions.
    “Potential Termination Event” means any Termination Event or any event or condition that with the lapse of time or giving of notice, or both, would constitute a Termination Event.
    “Prime Rate” means, for any period, the daily average during such period of (a) the greater of (i) the floating commercial loan rate per annum of ABN AMRO (which rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer by ABN AMRO) announced from time to time as its prime rate or equivalent for Dollar loans in the USA, changing as and when said rate changes and (ii) the Federal Funds Rate plus 0.50% plus (b) during the pendency of a Termination Event, 1.00%.
“Prime Tranche” means a Tranche which accrues Discount based on the Prime Rate.
“Purchase” is defined in Section 1.1(a).
    “Purchase Agreement” means the Purchase and Sale Agreement dated as of the date hereof among the Seller and the Originators.
    “Purchase Amount” is defined in Section 1.1(c).

“Purchase Date” is defined in Section 1.1(c).
    “Purchase Interest” means, for a Purchaser, the percentage ownership interest in the Receivables and Collections held by such Purchaser, calculated when and as described in Section 1.1(a); provided, however, that (except for purposes of computing a Purchase Interest or the Sold Interest in Section 1.5 or 1.7 and in the last sentence of both Section 2.3(a) and Section 2.3(b)) at any time the Sold Interest would otherwise exceed 100% the Purchase Interest of each Purchaser then holding any Investment will be reduced automatically by multiplying such Purchase Interest by a fraction equal to 100% divided by the Sold Interest otherwise then in effect, so that the Sold Interest is thereby reduced to 100%.
“Purchase Limit” means $100,000,000.
    “Purchaser Reserve Percentage” means, for each Purchaser, the Reserve Percentage multiplied by a fraction, the numerator of which is such Purchaser’s outstanding Investment and the denominator of which is the Aggregate Investment.
“Purchasers” means the Committed Purchasers and the Conduit.
“Put” is defined in Section 2.1(a).
“Ratable Share” is defined in the Transfer Agreement.
    “Rating Agency” means Moody’s, S&P and any other rating agency the Conduit chooses to rate its commercial paper notes.
    “Ratings” means the ratings by the Rating Agencies of the indebtedness for borrowed money of the Conduit.
    “Receivable” means each obligation of an Obligor to pay for merchandise sold or services rendered by an Originator and includes such Originator’s rights to payment of any interest or finance charges and all proceeds of the foregoing; provided, however, that “Receivable” shall not include any obligations of any Seller Entity or any Affiliate of a Seller Entity to pay for merchandise sold or services rendered. During any Interim Liquidation and on and after the Termination Date or, if the Seller has provided the written notice pursuant to Section 1.10, the Maturity Date, the term “Receivable” will only include receivables existing on the date such Interim Liquidation commenced or Termination Date or Maturity Date, as applicable occurred, as applicable. Deemed Collections will reduce the Outstanding Balance of Receivables hereunder, so that any Receivable that has its Outstanding Balance deemed collected will cease to be a Receivable hereunder after (x) the Collection Agent receives payment of such Deemed Collections under Section 1.5(b) or (y) if such Deemed Collection is received before the Termination Date or Maturity Date, as applicable , an adjustment to the Sold Interest permitted by Section 1.5(c) is made.

    “Records” means, for any Receivable, all contracts, books, records and other documents or information (including computer programs, tapes, disks, software and related property and rights) relating to such Receivable or the related Obligor.
“Reinvestment Purchase” is defined in Section 1.1(b).
    “Related Security” means all of the Originators’ rights in the merchandise (including returned goods) and contracts relating to the Receivables, all security interests, guaranties and property securing or supporting payment of the Receivables, all Records and all proceeds of the foregoing.
“Reporting Date” means the date three Business Days prior to each Settlement Date.
    “Required Committed Purchasers” is defined in the Transfer Agreement; provided, however, that “Required Committed Purchasers” shall be at least a majority of the Committed Purchasers (based on their respective Commitments).
    “Reserve Percentage” means, at any time, the quotient obtained by dividing (a) the Aggregate Reserve by (b) the Eligible Receivables Balance.
    “Scheduled Termination Date” means September 24, 2008, as such date may be extended pursuant to the terms of Section 1.9.
“Seller” is defined in the first paragraph hereof.
“Seller Account” means the Seller’s account designated by the Seller to the Agent in writing.
“Seller Entity” means the Parent, the Initial Collection Agent and each Originator.
    “Settlement Date” means (i) prior to the occurrence of a Termination Event, the 20th day of each calendar month, and (ii) after the occurrence of a Termination Event, the 20th day of each calendar month and each additional Business Day designated as such by the Agent.
    “Settlement Period” means, with respect to each Settlement Date, the calendar month preceding such Settlement Date; provided, however, that after the occurrence of a Termination Event, the duration of each Settlement Period will be the number of days designated by the Agent.
“Sold Interest” is defined in Section 1.1(a).
    “Special Limit” means, (i) with respect to The Sherwin-Williams Company, an amount not to exceed 20% of the Eligible Receivables Balance so long as its long-term unsecured indebtedness is rated no lower than (a) A- by S&P and no lower than Baa1 by Moody’s or (b) no lower than A3 by Moody’s and BBB+ by S&P, (ii) with respect to Ennis Paint, Inc., an amount not to exceed 5.0% of the Eligible Receivables Balance, provided that such Special Limit with respect to Ennis Paint, Inc. may be removed in the sole discretion of the Agent upon 10 Business Days notice to the Collection Agent, and (iii) with respect to any other Obligor, such amount as may be agreed from time to time in writing by the Seller and Agent.
    “Special Transaction Subaccount” means the special transaction subaccount established for this Agreement pursuant to the Conduit’s depositary agreement.
“S&P” means Standard & Poor’s Ratings Services.
    “Subordinated Notes” means the respective revolving promissory notes issued by the Seller to each Originator under the Purchase Agreement.
    “Taxes” means all taxes, charges, fees, levies or other assessments (including income, gross receipts, profits, withholding, excise, property, sales, use, license, occupation and franchise taxes and including any related interest, penalties or other additions) imposed by any jurisdiction or taxing authority (whether foreign or domestic).
“Term-Out Activation Notice” is defined in Section 1.10 hereof.
    “Term-Out Option” means the exercising of the right to extend the Maturity Date pursuant to and as set forth in Section 1.10 hereof.
    “Term-Out Period” means the period commencing on the Cash Secured Purchase Commencement Date, if any, and ending on the Termination Date.
    “Termination Date” means the earliest of (a) the date of the occurrence of a Termination Event described in clause (e) of the definition of Termination Event, (b) the date designated by the Agent to the Seller at any time after the occurrence of any other Termination Event, (c) the Business Day designated by the Seller with no less than thirty (30) Business Days prior notice to the Agent and (d) the Scheduled Termination Date as such date may be extended pursuant to Section 1.9.
“Termination Event” means the occurrence of any one or more of the following:
    (a) any representation, warranty, certification or statement made by the Seller or any Seller Entity in, or pursuant to, any Transaction Document proves to have been incorrect in any material respect as of the date when made or deemed made (including pursuant to Section 7.2); or
    (b) the Collection Agent, any Seller Entity or the Seller fails to make any payment or other transfer of funds hereunder within one Business Day of when such payment or transfer is due (including any payments under Section 1.5(a)); or
    (c) the Seller fails to observe or perform any covenant or agreement contained in Sections 3.3, 5.1(b), 5.1(c), 5.1(f), 5.1(h), 5.1(i) or 5.1(q) of this Agreement or either

Originator fails to perform any covenant or agreement in Sections 5.1(b), 5.1(c), 5.1(f), 5.1(g), 5.1(h), or 5.1(k) of the Purchase Agreement; or
    (d) the Seller or the Collection Agent (or any sub-collection agent) fails to observe or perform any other term, covenant or agreement under any Transaction Document, and such failure remains unremedied for thirty days or more; or
(e) the Seller, any Seller Entity, the Collection Agent suffers a Bankruptcy Event; or
    (f) the average Delinquency Ratio for the most recent three consecutive calendar months exceeds 5.0%, the three-month rolling average Default Ratio for the most recent three consecutive calendar months exceeds 3.0%, the three-month rolling average Dilution Ratio for the most recent three consecutive calendar months exceeds 4.0%, or the three-month rolling average Turnover Ratio for the most recent three consecutive calendar months exceeds 75 days; or
    (g) (i) the Seller, any Seller Entity or any Affiliate, directly or indirectly, disaffirms or contests the validity or enforceability of any Transaction Document or (ii) any Transaction Document fails to be the enforceable obligation of the Seller or any Affiliate party thereto; or
    (h) (i) the Seller fails to pay any of its indebtedness or defaults in the performance of any provision of any agreement under which such indebtedness was created or is governed and such default permits such indebtedness to be declared due and payable or to be required to be prepaid before the scheduled maturity thereof, (ii) any Seller Entity (other than the Seller) fails to pay any of its indebtedness (except in an aggregate principal amount of less than $25,000,000) or defaults in the performance of any provision of any agreement under which such indebtedness was created or is governed and such default permits such indebtedness to be declared due and payable or to be required to be prepaid before the scheduled maturity thereof or (iii) a default or termination or similar event occurs under any agreement providing for the sale, transfer or conveyance by the Seller or any Seller Entity of any of its financial assets;
    (i) the Parent fails to own and control, directly or indirectly, 100% of the outstanding voting stock or equity interests, as applicable of the Seller, the Initial Collection Agent and each Originator;
    (j) The Internal Revenue Service files notice of a lien with regard to any of the Receivables or Related Security, or PBGC files, or indicates its intention to file, notice of a lien pursuant to Section 4068 of the Employee Retirement Income Security Act of 1974 with regard to any of the Receivables or Related Security;
    (k) The Agent, on behalf of the Purchasers, for any reason, does not have a valid, perfected first priority ownership or security interest in the Receivables or the Related Security;
    (l) (i) any judgment or decree, or any similar process or processes, is entered or filed against the Seller, or against any of its Property, in an aggregate amount in excess of $10,000 (except to the extent fully covered by insurance pursuant to which the insurer has accepted liability therefor in writing), and which remains undischarged, unvacated, unbonded or unstayed for a period of 60 days;
    (ii) One or more judgments or decrees shall be entered against Parent, the Initial Collection Agent or any of its subsidiaries involving for Parent, the Initial Collection Agent and its subsidiaries taken as a whole a liability (not paid or fully covered by insurance) of $25,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof;
    (m) An Event of Default (as defined in the Parent Credit Agreement as in effect as of the date hereof) shall occur pursuant to Section 8(g) of the Parent Credit Agreement (as in effect as of the date hereof), provided, however, that for the purposes of the such Section 8(g) the term “Commonly Controlled Entity” shall mean an entity, whether or not incorporated, that is under common control with any Seller Entity within the meaning of Section 4001 of ERISA or is part of a group that includes any Seller Entity and that is treated as a single employer under Section 414 of the Code (as defined in the Credit Agreement as in effect as of the date hereof); and
(n) Either Originator becomes incapable of transferring Receivables to the Seller.
Notwithstanding the foregoing, a failure of a representation or warranty or breach of any covenant described in clause (a), (c) or (d) above related to a Receivable shall not constitute a Termination Event if the Seller has been deemed to have collected such Receivable pursuant to Section 1.5(b) or, before the Termination Date, has adjusted the Sold Interest as provided in Section 1.5(c) so that such Receivable is no longer considered to be outstanding.
    “Tranche” means a portion of the Investment allocated to a Tranche Period pursuant to Section 1.3. A Tranche is a (i) CP Tranche, (ii) Eurodollar Tranche, or (iii) Prime Tranche depending whether Discount accrues during its Tranche Period based on a (i) CP Rate, (ii) Eurodollar Rate or (iii) Prime Rate.
    “Tranche Period” means a period of days ending on a Business Day selected pursuant to Section 1.3, which (i) for a CP Tranche shall not exceed 270 days, (ii) for a Eurodollar Tranche shall be one month, and (iii) for a Prime Tranche shall not exceed 30 days.
    “Transaction Documents” means this Agreement, the Fee Letter, the Limited Guaranty, the Pricing Letter, the Purchase Agreement, the Subordinated Notes and all other documents, instruments and agreements executed or furnished in connection herewith and therewith.
    “Transfer Agreement” means the Conduit Transfer Agreement dated the date hereof between the Conduit, ABN AMRO Bank N.V., in its capacity as the Conduit Agent, the

Conduit’s Letter of Credit Provider and a Liquidity Provider and the Other Persons who become Liquidity Providers thereunder.
“Transfer Supplement” is defined in Section 9.8.
    “Turnover Ratio” means, with respect to any Settlement Period, an amount, expressed in days, obtained by multiplying (a) a fraction, (i) the numerator of which is equal to the aggregate Outstanding Balance of the Receivables on the first day of such Settlement Period and (ii) the denominator of which is equal to Collections on the Receivables during such Settlement Period by (b) 30.
“UCC” means, for any state, the Uniform Commercial Code as in effect in such state.
    “USA” means the United States of America (including all states and political subdivisions thereof).
    “Unused Aggregate Commitment” means, at any time, the difference between the Aggregate Commitment then in effect and the outstanding Matured Aggregate Investment.
    “Unused Commitment” means, for any Committed Purchaser at any time, the difference between its Commitment and its Investment then outstanding.
    The foregoing definitions are equally applicable to both the singular and plural forms of the defined terms. Unless otherwise inconsistent with the terms of this Agreement, all accounting terms used in this Agreement shall be interpreted, and all accounting determinations hereunder shall be made, in accordance with GAAP applied on a consistent basis. Amounts to be calculated hereunder shall be continuously recalculated at the time any information relevant to such calculation changes and the calculation of any amounts hereunder for periods beginning prior to the date of this Agreement shall be made based upon written information provided by the Collection Agent to the Agent for such purposes.

Schedule II
Committed Purchasers and
Commitments of Committed Purchasers

Name of Committed Purchaser ABN AMRO Bank N.V.	Commitment $102,000,000

Schedule III
Notice Information
Person Notice Information
Tronox Funding LLC            Address: 211 North Robinson
Room 564
Oklahoma City, Oklahoma 73102
Attention: Melody Walke
Telephone: (405) 775-5485
Telecopy: (405) 775-5153
With a copy to:
Roger G. Addison
Vice President, General Counsel and Secretary
211 North Robinson Avenue
Oklahoma City, OK 73102-7109
Phone: 405-775-5169
Fax: 405-775-6570
E-Mail: Roger.Addison@Tronox.com
Tronox Worldwide LLC            Address: 211 North Robinson
Suite 300
Oklahoma City, Oklahoma 73102
Attention: Melody Walke
Telephone: (405) 775-5485
Telecopy: (405) 775-5153
With a copy to:
Roger G. Addison
Vice President, General Counsel and Secretary
211 North Robinson Avenue
Oklahoma City, OK 73102-7109
Phone: 405-775-5169
Fax: 405-775-6570
E-Mail: Roger.Addison@Tronox.com
ABN AMRO Bank N.V. Address: Structured Finance, Asset Securitization
540 West Madison
Chicago, Illinois 60661
Attention: Lender Agent-Conduit
Telephone: (312) 904-6263
Telecopy: (312) 992-1527
Address: Structured Finance, Asset Securitization
540 West Madison
Chicago, Illinois 60661
Attention: Administrator-Conduit
Telephone: (312) 904-6263
Telecopy: (312) 992-1527
Amsterdam Funding            Address: c/o Global Securitization Services, LLC
Corporation 445 Broad Hollow Road,
Suite 239
Melville, New York 11747
Attention: Bernard J. Angelo
Telephone: (212) 302-5151
Telecopy: (212) 302-8767

Schedule 4.1
Material Litigation
Additional Matter
    In 1999, Tronox LLC was named as a PRP under CERCLA at a former New Jersey woodtreatment site at which EPA is conducting a cleanup. On April 15, 2005, Tronox LLC and its ultimate parent, Kerr-McGee Corporation, received a letter from EPA asserting that they are liable under CERCLA as a former owner or operator of the site and demanding reimbursement of costs expended by EPA at the site. The demand is for payment of past costs in the amount of approximately $179 million, plus interest.

Exhibit A
to
Receivables Sale Agreement
Form of Incremental Purchase Request
____________, 200_
ABN AMRO Bank N.V., as Agent
Asset Securitization, Structured Finance
540 West Madison
Chicago, Illinois 60661
Attn: Purchaser Agent-Conduit
Re: Receivables Sale Agreement dated as of September 26, 2007
(the “Sale Agreement”), among Tronox Funding, LLC, as Seller,
Tronox Worldwide LLC, as Initial Collection Agent,
ABN AMRO Bank N.V., as Agent, and the Purchasers thereunder
Ladies and Gentlemen:
    The undersigned Seller under the above-referenced Sale Agreement hereby confirms its has requested an Incremental Purchase of $___by the Conduit under the Sale Agreement. [In the event the Conduit is unable or unwilling to make the requested Incremental Purchase, the Seller hereby requests an Incremental Purchase of $___by the Committed Purchasers under the Sale Agreement at the [Eurodollar Rate with a Tranche Period of ___months.] [Prime Rate]].
    Attached hereto as Schedule I is information relating to the proposed Incremental Purchase required by the Sale Agreement. If on the date of this Incremental Purchase Request (“Notice”), an Interim Liquidation is in effect, this Notice revokes our request for such Interim Liquidation so that Reinvestment Purchases immediately commence in accordance with Section 1.1(d) of the Sale Agreement.
    The Seller hereby certifies that both before and after giving effect to [each of] the proposed Incremental Purchase[s] contemplated hereby and the use of the proceeds therefrom, all of the requirements of Section 7.2 of the Sale Agreement have been satisfied.
Very truly yours,
Tronox Funding, LLC
By
Title

Schedule I
to
Incremental Purchase Requests
Summary of Information Relating to Proposed Sale(s)
1. Dates, Amounts, Purchaser(s), Proposed Tranche Periods
A1 Date of Notice ___ A2 Measurement Date (the last
Business Day of the month immediately preceding the month in which the Date of Notice occurs) ___ A3 Proposed Purchase Dates ___
(each of which is a Business Day) A4 Respective Proposed
Incremental Purchase on each such Purchase Date $___ (each Incremental Purchase must be in a minimum amount of $1,000,000 and multiples thereof, or, if less, an amount equal to the Maximum Incremental Purchase Amount) A5 Proposed Allocation
among Purchasers Conduit $___ Committed Purchasers $___ A6 For Committed
Purchases, Tranche Period(s) and Tranche Rate(s) Starting Date ___ Ending Date ___ Number of Days ___ Prime or Eurodollar ___
The Seller hereby represents and warrants that after giving effect to the proposed Purchase, the actual Sold Interest as of the date of such proposed Purchase will not exceed 100%.

Exhibit B
to
Receivables Sale Agreement
Form of Notification of Assignment to the Conduit
From the Committed Purchasers
______________, 200_
Tronox Funding LLC
___
___
ABN AMRO Bank N.V., as Agent Asset Securitization, Structured Finance 540 West Madison Chicago, Illinois 60661 Attn: Administrator-Conduit [Insert Name and Address of each Liquidity Provider] Re: Receivables Sale Agreement dated as of September 26, 2007
(the “Sale Agreement”), among Tronox Funding, LLC, as Seller,
Tronox Worldwide LLC, as Initial Collection Agent,
ABN AMRO Bank N.V., as Agent, and the Purchasers thereunder
Ladies and Gentlemen:
    The Agent under the above referenced Sale Agreement hereby notifies each of you that the Conduit has notified the Agent pursuant to Section 2.2 of the Sale Agreement that it will purchase from the Committed Purchasers on ___(the “Purchase Date”) that portion of the Committed Purchasers’ Investments identified on Schedule I hereto (the “Assigned Interest”). As further provided in Section 2.2 of the Sale Agreement, upon payment by the Conduit to the Agent of the purchase price of such Investments described on Schedule I hereto, effective as of the Purchase Date the assignment by the Committed Purchasers to the Conduit of the Assigned Interest will be complete and all payments thereon under the Sale Agreement will be made to the Conduit.
    In accordance with the Sale Agreement, each Committed Purchaser’s acceptance of the portion of the purchase price payable to it described on Schedule I hereto constitutes its representation and warranty that it is the legal and beneficial owner of the portion of the

Assigned Interest related to its Purchase Interest identified on Schedule I free and clear of any Adverse Claim created or granted by it and that on the Purchase Date it is not subject to a Bankruptcy Event.
Very
truly yours,
ABN AMRO Bank N.V., as Agent
By
Name

Title
By
Name

Title

Schedule I
to
Notification of Assignment
Dated ______________, 200_
I. Amount of Committed Purchaser Investment Assigned: $________
II. Information for each Committed Purchaser:
Purchaser Purchase Interest Purchase Price*
III. Information for Seller:
Aggregate amount of purchase price in excess of amount of Investment assigned: $___.

*	Calculated in accordance with Section 2.2.

Exhibit C
Form of Periodic Report

Exhibit D
Addresses and Names of Seller and Originators
    1. Locations. (a) The chief executive office of the Seller and the Originators are located at the following address:
Tronox Funding LLC
211 North Robinson
Room 564
Oklahoma City, Oklahoma 73102
(FEIN: 39-2062946)
Tronox Funding LLC
211 North Robinson
Suite 300
Oklahoma City, Oklahoma 73102
(FEIN: 58-1622042)
Tronox Pigments (Savannah) Inc.
211 North Robinson
Suite 300
Oklahoma City, Oklahoma 73102
(FEIN: 41-2070700)
No such address was different at any time since ___, ___.
   (b) The following are all the locations where the Seller and the Originators directly or through its agents maintain any Records:
[Same as (a) above]
    2. Names. The following is a list of all names (including trade names or similar appellations) used by the Seller and each Originator or any of its divisions or other business units that generate Receivables:
Fictitious name of Tronox LLC used in Oklahoma: Tronox Oklahoma LLC

Exhibit F
Lock Boxes and Lock-Box Banks

Bank JPMorgan Chase Bank N.A. Wachovia Bank, National Association Wachovia Bank, National Association	Lock-Box Number 93012 101377 N/A	Collection Account 5907632 2000147704416 2000148488058

Exhibit G
Credit and Collection Policy